UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12
Intra-Cellular Therapies, Inc.
(Name of Registrant as Specified In Its Charter)
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430 East 29th Street

New York, New York 10016

April 28, 2023

To Our Stockholders:

You are cordially invited to attend the 2023 annual meeting of stockholders of Intra-Cellular Therapies, Inc. to be held in a virtual format at 10:00 a.m. Eastern Time on Friday, June 23, 2023.

Details regarding the meeting, the business to be conducted at the meeting, and information about Intra- Cellular Therapies, Inc. that you should consider when you vote your shares are described in the accompanying proxy statement.

At the annual meeting, one person will be elected to our board of directors. In addition, we will ask stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023, and to approve the compensation of our named executive officers, as disclosed in this proxy statement. The board of directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about May 3, 2023, we intend to send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on how to access our proxy statement for our 2023 annual meeting of stockholders and our 2022 annual report to stockholders. The Internet Availability Notice also provides instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in the proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Intra-Cellular Therapies, Inc.

Sincerely,

Sharon Mates, Ph.D.

Chairman, President and Chief Executive Officer

430 East 29th Street

New York, New York 10016

April 28, 2023

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 a.m. Eastern Time

DATE:	Friday, June 23, 2023

PLACE:	Virtually at https://meetnow.global/MKSPA7Y

PURPOSES:

1.	To elect one director to serve a three-year term expiring in 2026;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement; and

4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Intra-Cellular Therapies, Inc. common stock at the close of business on April 27, 2023. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 430 East 29th Street, New York, New York 10016.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials that you previously received and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael I. Halstead

Executive Vice President, General Counsel and Secretary

i

INTRA-CELLULAR THERAPIES, INC.

430 East 29th Street

New York, NY 10016

PROXY STATEMENT FOR INTRA-CELLULAR THERAPIES, INC.

2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2023

This proxy statement, along with the accompanying notice of 2023 annual meeting of stockholders, contains information about the 2023 annual meeting of stockholders of Intra-Cellular Therapies, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 10:00 a.m. Eastern Time on Friday, June 23, 2023, virtually at https://meetnow.global/MKSPA7Y.

In this proxy statement, we refer to Intra-Cellular Therapies, Inc. as “ITI,” “the Company,” “we” and “us.” This proxy statement relates to the solicitation of proxies by our board of directors for use at the annual meeting.

On or about May 3, 2023, we intend to begin sending to our stockholders the Important Notice Regarding the Availability of Proxy Materials, or Internet Availability Notice, containing instructions on how to access our proxy statement for our 2023 annual meeting of stockholders and our 2022 annual report to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 23, 2023

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2022 are available for viewing, printing and downloading at www.envisionreports.com/ITCI if you are a holder of record (or www.edocumentview.com/ITCI if you hold your shares in street name). To view these materials please have your 15-digit control number(s) available that appears on your Internet Availability Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2022 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financials & Filings” section of the “Investors” section of our website at www.intracellulartherapies.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Intra-Cellular Therapies, Inc., Attn: Investor Relations, 430 East 29th Street, New York, NY 10016. Exhibits will be provided upon written request and payment of an appropriate processing fee.

PROXY SUMMARY

This summary highlights information described in more detail elsewhere in this proxy statement and is provided for your convenience only. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting or authorizing your proxy to vote for you.

Meeting Information

Time and Date:	10:00 a.m. Eastern Time, Friday, June 23, 2023

Place:	Virtually at https://meetnow.global/MKSPA7Y

Record Date:	April 27, 2023

Voting:	Each share of our common stock that you own entitles you to one vote

Voting Matters and Board Recommendations

Matter	Board Recommendation
1. Election of one director to serve a three-year term expiring in 2026	FOR the nominee
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023	FOR
3. Approval by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement	FOR

Business Overview

We are a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system, or CNS. In December 2019, CAPLYTA® (lumateperone) was approved by the U.S. Food and Drug Administration, or FDA, for the treatment of schizophrenia in adults (42mg/day) and we initiated the commercial launch of CAPLYTA in late March 2020. In December 2021, CAPLYTA was approved by the FDA for the treatment of bipolar depression in adults (42mg/day). We initiated the commercial launch of CAPLYTA for the treatment of bipolar depression in December 2021. Additionally, in April 2022, the FDA approved two new dosage strengths of CAPLYTA, 10.5 mg and 21 mg capsules, to provide dosage recommendations for patients concomitantly taking strong or moderate CYP3A4 inhibitors, and 21 mg for patients with moderate or severe hepatic impairment (Child-Pugh class B or C). We initiated the commercial launch for these special population doses in August 2022. Lumateperone is in Phase 3 clinical development as a novel treatment for major depressive disorder, or MDD.

Within the lumateperone portfolio, we are also developing a long-acting injectable, or LAI, formulation to provide more treatment options to patients suffering from mental illness. Given the encouraging tolerability data to date with oral lumateperone, we believe that an LAI option, in particular, may lend itself to being an important formulation choice for certain patients.

We are also developing ITI-1284-ODT-SL for the treatment of agitation in patients with dementia, the treatment of dementia-related psychosis and the treatment of generalized anxiety disorder. ITI-1284-ODT-SL is a deuterated form of lumateperone, a new molecular entity formulated as an oral disintegrating tablet for sublingual administration.

We have another major program that has yielded a portfolio of compounds that selectively inhibit the enzyme phosphodiesterase type 1, or PDE1. PDE1 enzymes are highly active in multiple disease states and our

PDE1 inhibitors are designed to reestablish normal function in these disease states. Lenrispodun (ITI-214) is our lead compound in this program. Following the favorable safety and tolerability results in our Phase 1 program, we initiated our development program for lenrispodun for Parkinson’s disease. We also have a development program with our ITI-333 compound as a potential treatment for substance use disorders and pain. There is a pressing need to develop new drugs to treat opioid addiction and safe, effective, non-addictive treatments to manage pain. ITI-333 is a novel compound that uniquely combines activity as an antagonist at serotonin 5-HT2A receptors and a partial agonist at µ-opioid receptors. These combined actions support the potential utility of ITI-333 in the treatment of opioid use disorder and associated comorbidities (e.g., depression, anxiety, sleep disorders) without opioid-like safety and tolerability concerns.

Election of Directors

Please see page 14 of this proxy statement for additional information about our board of directors. Independence as noted below is determined by our board of directors in accordance with the applicable Nasdaq Stock Market listing standards.

Director Nominee

Name	Age*	Independent?	Committee Memberships	Board Recommendation
E. Rene Salas	61	Yes	AC	FOR

AC = Audit Committee

* as of April 1, 2023

Directors Continuing in Office

Name	Age*	Independent?	Committee Memberships
Sharon Mates, Ph.D.	70	No (CEO)	—
Joel S. Marcus	75	Yes	CC, NGC
Rory B. Riggs	69	Yes	AC, CC
Robert L. Van Nostrand	66	Yes	AC, CC

AC = Audit Committee

CC = Compensation Committee

NGC = Nominating and Governance Committee

* as of April 1, 2023

Executive Compensation Highlights

Please see page 22 of this proxy statement for our Compensation Discussion and Analysis, which discusses our executive compensation program in detail. Our named executive officers for this proxy statement are:

•	Sharon Mates, Ph.D., our Chairman, President and Chief Executive Officer

•	Lawrence J. Hineline, our Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary

•	Suresh Durgam, M.D., our Executive Vice President, Chief Medical Officer

•	Michael I. Halstead, our Executive Vice President, General Counsel and Secretary

•	Mark Neumann, our Executive Vice President, Chief Commercial Officer

We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers. Our board of directors recommends a FOR vote because we believe our compensation program aligns the interests of our named executive officers with those of our stockholders in both the short- and long-term. Although stockholder votes on executive compensation are non-binding, our board of directors and the compensation committee consider the results when reviewing whether changes should be made to our compensation program and policies. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, key features of our compensation and governance practices include:

•	Inclusion of performance-based equity awards in the annual equity grant mix for our executive officers;

•	Enhanced disclosure with respect to the performance metrics evaluated by our compensation committee when determining annual cash bonuses; and

•	No adjustments to any of our 2022 bonus plan corporate goals to reflect the impact of the COVID-19 pandemic on our business.

We believe that our executive compensation program aligns the interests of our named executive officers with those of our stockholders in both the short- and long-term by, among other things, rewarding our management team based on both individual performance as well as Company performance. As a biopharmaceutical company with one commercial product and multiple product candidates in clinical development, our performance achievements are primarily related to specific strategic goals, including advancing our development programs, research function, clinical activities, commercialization activities and certain corporate and financial goals, which we believe will create long-term value for stockholders.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors is soliciting your proxy to vote at the 2023 annual meeting of stockholders to be held virtually at https://meetnow.global/MKSPA7Y on Friday, June 23, 2023, at 10:00 a.m. Eastern Time and any adjournments or postponements of the meeting, which we refer to as the annual meeting. The proxy statement, along with the accompanying notice of 2023 annual meeting of stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the notice of 2023 annual meeting of stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 because you owned shares of our common stock on the record date. We intend to commence distribution of the Important Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Internet Availability Notice, and, if applicable, proxy materials to stockholders on or about May 3, 2023.

Will the Annual Meeting Be Held Virtually?

As in past few years, the annual meeting will be held in a virtual format only. Stockholders will not be able to attend the annual meeting in person. Stockholders at the close of business on the record date, April 27, 2023 are entitled to attend the annual meeting by going to https://meetnow.global/MKSPA7Y. To be admitted to the annual meeting at https://meetnow.global/MKSPA7Y, stockholders must enter the 15-digit control number found on their proxy card, voting instruction form, Internet Availability Notice, or email previously received. We encourage you to access the annual meeting prior to the start time. Online access will begin at 9:30 a.m. Eastern Time. Stockholders may vote during the annual meeting by following the instructions available on the meeting website during the meeting. A support line will be available on the meeting website shortly prior to, and during, the annual meeting to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. As always, we encourage you to vote your shares prior to the annual meeting.

How Do I Participate, Vote Electronically and Submit Questions at the Annual Meeting?

Stockholders of Record

Stockholders of record will be able to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. The following information is needed to access the live webcast of the meeting:

Computershare Control Number: the 15-digit control number found on your proxy card, voting instruction form, Internet Availability Notice or email you previously received.

Beneficial Owners

If you are a beneficial owner and hold your shares through an intermediary, such as a bank, broker or nominee, you must register in advance to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare Trust Company, N.A., or Computershare.

Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 10:00 a.m. Eastern Time, on Wednesday, June 14, 2023. You will receive a confirmation of your registration and instructions on how to attend the meeting by email after Computershare receives your registration materials.

Stockholders may also submit questions in advance of the annual meeting by emailing your question, along with proof of ownership, to ir@itci-inc.com. We will, subject to time constraints, answer all questions that are pertinent to the business of the annual meeting.

Why Did I Receive an Internet Availability Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received an Internet Availability Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Internet Availability Notice. Instead, the Internet Availability Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Who May Vote?

Only stockholders who owned our common stock at the close of business on April 27, 2023 are entitled to vote at the annual meeting. On this record date, there were 95,925,401 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted for or withheld for the nominee for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•

By Internet or by telephone. Follow the instructions included in the Internet Availability Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 22, 2023.

•

By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the board of directors’ recommendations as noted below.

•

Virtually at the meeting. Stockholders of record will be able to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. The following information is needed to access the live webcast of the meeting:

Computershare Control Number: the 15-digit control number found on your proxy card, voting instruction form, Internet Availability Notice, or email you previously received.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If you are a beneficial owner and hold your shares through an intermediary, such as a bank, broker or nominee, you must register in advance to participate in the annual meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare Trust Company, N.A. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 10:00 a.m. Eastern Time, on Wednesday, June 14, 2023. You will receive a confirmation of your registration and instructions on how to attend the meeting by email after Computershare receives your registration materials.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominee for director;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and

•	“FOR” the compensation of our named executive officers, as disclosed in this proxy statement.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary, Michael I. Halstead, in writing before the annual meeting that you have revoked your proxy; or

•

by attending the annual meeting and voting virtually. Attending the annual meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

What if I Receive More Than One Internet Availability Notice or Proxy Card?

You may receive more than one Internet Availability Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares Be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?”. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1). In addition, your bank, broker or other nominee is prohibited from voting your uninstructed shares on any matters related to executive compensation (Proposal 3). Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors or on matters related to executive compensation, no votes will be cast on these proposals on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominee for director who receives the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for thes election of the director. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023, the audit committee of our board of directors will reconsider its appointment.

Proposal 3: Approve an Advisory Vote on the Compensation of our Named Executive Officers	The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, a representative of Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person (which would include presence at a virtual meeting) or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held virtually at 10:00 a.m. Eastern Time on Friday, June 23, 2023. Stockholders at the close of business on the record date, April 27, 2023, are entitled to attend the annual meeting by going to https:// //meetnow.global/MKSPA7Y. To be admitted to the annual meeting at https://meetnow.global/MKSPA7Y, stockholders must enter the 15-digit control number found on their proxy card, voting instruction form, Internet Availability Notice, or email previously received. We encourage you to access the annual meeting prior to the start time. Online access will begin at 9:30 a.m. Eastern Time. Stockholders may vote during the annual meeting by following the instructions available on the meeting website during the meeting.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Internet Availability Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Internet Availability Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Internet Availability Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own Internet Availability Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single Internet Availability Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at P.O. BOX 505000, Louisville, KY 40233-5000.

•

If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your Internet Availability Notice or proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to https://www-us.computershare.com/Investor and following the instructions provided.

Description of the Merger

On August 29, 2013, Intra-Cellular Therapies, Inc., or ITI, completed a reverse merger, referred to throughout this proxy statement as “the Merger,” with a public shell company named Oneida Resources Corp., or Oneida. As a result of the Merger and related transactions, ITI survived as a wholly-owned subsidiary of Oneida, Oneida changed its name to Intra-Cellular Therapies, Inc. and we began operating ITI and its business, and therefore ceased being a shell company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 1, 2023 by (i) each of our directors, director nominees and named executive officers, (ii) all of our current executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders, subject to community property laws, where applicable. Percentage of ownership is based on 95,679,921 shares of common stock outstanding on April 1, 2023. Unless otherwise noted below, the address of each stockholder below is c/o Intra-Cellular Therapies, Inc., 430 East 29th Street, New York, New York 10016.

	Shares Beneficially Owned(1)
Name and Address	Number	Percent
Sharon Mates, Ph.D.(2)	2,230,516	2.3%
Michael I. Halstead(3)	181,789	*
Lawrence J. Hineline(4)	81,854	*
Suresh Durgam, M.D.(5)	191,244	*
Mark Neumann(6)	145,841	*
Joel S. Marcus(7)	59,233	*
Rory B. Riggs(8)	198,360	*
E. Rene Salas(9)	20,000	*
Robert L. Van Nostrand(10)	159,345	*
All directors, director nominees and current executive officers as a group (9 persons)(11)	3,268,182	3.4%

Other 5% or More Stockholders
Christopher D. Alafi, Ph.D. and Alafi Capital Company, LLC(12)	5,594,318	5.9%
8 Admiral Drive, Suite 324 Emeryville, CA 94608
BlackRock, Inc.(13)	7,449,529	7.8%
55 East 52nd Street New York, NY 10055
Entities affiliated with Fidelity Investments(14)	12,028,790	12.6%
245 Summer Street Boston, MA 02210
The Vanguard Group, Inc.(15)	8,319,249	8.7%
100 Vanguard Blvd. Malvern, PA 19355
Wasatch Advisors, Inc. (16)	4,740,145	5.0%
505 Wakara Way Salt Lake City, UT 84108
Wellington Management Group LLP(17)	5,409,685	5.7%
280 Congress Street Boston, MA 02210

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 1, 2023, whether through the vesting of restricted stock units, or RSUs, or the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Includes 1,080,207 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.
(3)	Consists of 181,789 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.
(4)	Consists of 81,854 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.
(5)	Includes 168,140 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.
(6)	Includes 100,502 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.
(7)

Consists of 29,233 shares of common stock held by Mr. Marcus individually, includes 20,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023, and includes 10,000 shares of common stock held by Alexandria Real Estate Equities, Inc. Excludes shares held by Alexandria Venture Investments, LLC as Mr. Marcus does not have voting or investment control over the shares held by Alexandria Venture Investments, LLC. Mr. Marcus is the Executive Chairman and Founder of Alexandria Real Estate Equities, Inc. and may be deemed to have voting and investment power with respect to the shares owned by Alexandria Real Estate Equities, Inc. Mr. Marcus disclaims beneficial ownership of the shares held by Alexandria Real Estate Equities, Inc., except to the extent of his underlying pecuniary interest therein.

(8)

Consists of 78,360 shares of common stock held by Mr. Riggs individually, and 120,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.

(9)	Consists of 20,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.
(10)

Consists of 9,345 shares of common stock held by Mr. Van Nostrand and 150,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 1, 2023.

(11)	See footnotes 2 through 10.
(12)

Based on the Form 4 filed by Christopher D. Alafi, Ph.D., our former director, on May 28, 2021. Consists of 4,743,770 shares of common stock held by Alafi Capital Company, LLC, or Alafi Capital, 503,753 shares of common stock held by a trust for the benefit of members of the Alafi family, and 346,795 shares of common stock held by Christopher D. Alafi, Ph.D. individually. Dr. Alafi is a managing partner of Alafi Capital and has shared voting and investment power with respect to the shares owned by Alafi Capital and full voting and investment power with respect to shares owned by the trusts. Does not include 95,000 shares held by the Christopher D. Alafi Family Trust for which Dr. Alafi does not have voting or investment control.

(13)

Based on the Schedule 13G/A filed by BlackRock, Inc. and its affiliates with the SEC on February 3, 2023. Includes shares beneficially owned by BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. The filing noted that BlackRock, Inc. is a parent holding company or control person and has sole dispositive power for 7,449,529 shares and sole voting power for 7,286,799 shares.

(14)

Based on the Schedule 13G/A filed by FMR LLC and its affiliates with the SEC on February 9, 2023. Includes shares beneficially owned by FIAM LLC, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, and Strategic Advisers LLC. The filing noted that FMR LLC has sole voting power with respect to 12,019,839 shares of common stock and sole dispositive power with respect to 12,028,789 shares of common stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
(15)

Based on the Schedule 13G/A filed by The Vanguard Group, Inc., or Vanguard, with the SEC on February 9, 2023. Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. Vanguard has sole voting power with respect to no shares of common stock, shared voting power with respect to 154,517 shares of common stock, sole dispositive power with respect to 8,078,175 shares of common stock, and shared dispositive power with respect to 241,074 shares of common stock.

(16)	Based on the Schedule 13G/A filed by Wasatch Advisors, Inc. with the SEC on January 10, 2023.
(17)

Based on the Schedule 13G filed by Wellington Management Group LLP, a parent holding company of certain holding companies and the Wellington Investment Advisers, with the SEC on February 6, 2023. These securities are owned of record by clients of Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd, Wellington Management Australia Pty Ltd (“Wellington Investment Advisers”). Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our restated certificate of incorporation, as amended, provides that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of five members, classified into three classes as follows: (1) E. Rene Salas constitutes a class with a term ending at the 2023 annual meeting; (2) Joel S. Marcus constitutes a class with a term ending at the 2024 annual meeting; and (3) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2025 annual meeting.

On April 27, 2023, our board of directors voted to nominate E. Rene Salas for election at the annual meeting for a term of three years to serve until the 2026 annual meeting of stockholders and until his successor has been elected and qualified.

Set forth below are the names of the person nominated as a director and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years, as of April 1, 2023. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s) with the Company
Sharon Mates, Ph.D.	70	Chairman, President and Chief Executive Officer
Joel S. Marcus(2)(3)	75	Director
Rory B. Riggs(1)(2)	69	Director
E. Rene Salas(1)	61	Director
Robert L. Van Nostrand(1)(2)(4)	66	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee
(4)	Lead independent director

Sharon Mates, Ph.D. has been Chairman, President and Chief Executive Officer of the Company since the Merger in August 2013 and has been the Chairman of the board of directors, President and Chief Executive Officer of ITI since June 2002. Dr. Mates co-founded ITI in May 2002. Prior to co-founding ITI, Dr. Mates was a co-founder of Functional Genetics, and served as its Chairman and Chief Executive Officer from December 2000 until August 2003. From 1989 to 1998, Dr. Mates was the President and a board member of North American Vaccine Inc. and its predecessor companies. Dr. Mates serves on the board of the Biotechnology Innovation Organization (BIO), emerging companies section. Dr. Mates has also served on the Advisory Council of the Center for Society and Health at the Harvard School of Public Health, the Board of Visitors of the Biotechnology Institute of the University of Maryland and the board of directors of Gilda’s Club of New York. Earlier in her career, Dr. Mates spent several years as a research analyst and investment banker, and as an advisor to the life sciences industry. Dr. Mates received her B.S. from the Ohio State University and her Ph.D. from the University of Washington, and completed her postdoctoral fellowships at The Massachusetts General Hospital and Harvard Medical School.

We believe that Dr. Mates possesses specific attributes that qualify her to serve as chairman of our board of directors, including the perspective and experience she brings as the co-founder, President and Chief Executive Officer of ITI, which brings historic knowledge, operational expertise and continuity to our board of directors, and her industry expertise, including over 25 years of experience leading both private and public companies.

Joel S. Marcus, JD, CPA became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since April 2006. Mr. Marcus is Executive Chairman and Founder of Alexandria Real Estate Equities, Inc. (NYSE: ARE) (“Alexandria”), a best-in-class, mission-driven life science REIT that pioneered life science real estate from a specialty niche to a mainstream asset class and today is the preeminent and longest-tenured owner, operator, and developer uniquely focused on collaborative life science, agtech, and technology campuses in AAA innovation cluster locations. Since co-founding the company in 1994 as a garage startup with $19 million in Series A capital and a mission to advance human health, he has led the remarkable growth of Alexandria into an S&P 500 company that as of December 31, 2022 has a total market capitalization of $35.0 billion and a total equity capitalization of $24.9 billion that ranks it in the top 10% among all publicly traded U.S. REITs. Alexandria, which celebrated its 25th anniversary as a New York Stock Exchange listed company in May 2022, has a total shareholder return exceeding 1,670% as of December 31, 2022. Mr. Marcus also leads Alexandria Venture Investments, the company’s strategic venture capital platform, which he founded in 1996. With over $1.6 billion in carrying value, Alexandria Venture Investments actively invests in disruptive life science companies as well as promising agrifoodtech, climate innovation, and technology companies that are advancing new, transformative therapeutic modalities and platforms to meaningfully improve human health. Mr. Marcus also currently serves on the boards of directors of Applied Therapeutics, Inc. and Frequency Therapeutics, Inc., publicly traded biopharmaceutical companies. Mr. Marcus previously served as a director of Atara Biotherapeutics, Inc., MeiraGTx Holdings plc and Yumanity Therapeutics, Inc. He earned his undergraduate and Juris Doctor degrees from the University of California, Los Angeles.

We believe that Mr. Marcus possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry and his extensive experience serving as a director and an executive officer of other public companies.

Rory B. Riggs has served on our board of directors since January 2014. Mr. Riggs is Chairman and CEO of Cibus, Inc., a leading company in gene editing in agriculture. Mr. Riggs is a co-founder and director of Royalty Pharma (NASDAQ: RPRX), an investment company focused on drug royalties. From 1996 until 2000, Mr. Riggs served as President and as a director of Biomatrix, Inc. (NYSE: BXM) until its sale to Genzyme Biosurgery. From 1991 to 1995, Mr. Riggs served as CEO of RF&P Corporation, an investment company owned by the State of Virginia Retirement System. Mr. Riggs is founder and executive chairman of Syntax, LLC, a relational data company for risk management and serves as a Managing Member of Scientia Ventures, a healthcare venture fund. Mr. Riggs previously served as a director of Fibrogen. Mr. Riggs holds a B.A. from Middlebury College and an M.B.A. from Columbia University.

We believe that Mr. Riggs possesses specific attributes that qualify him to serve as a member of our board of directors, including his financial expertise, extensive knowledge of the life sciences industry, and many years of experience as a developer (founder), executive officer and director of successful companies (both public and private) in the life sciences and healthcare industries.

E. Rene Salas, CPA has served on our board of directors since April 2022. Mr. Salas has over 35 years of experience with accounting and advisory projects in the life sciences and technology industries. From 2020 to 2022, he served as the Chief Financial Officer of Wellstat, LLC, an early-stage biopharmaceutical company. Before joining Wellstat, from 1987 to 2019, Mr. Salas worked at Ernst & Young, LLP in a variety of roles, most recently as a senior client partner from 2010 to 2019. At Ernst & Young LLP, Mr. Salas also served in various leadership roles on diversity, equity and inclusion (DEI) at the national and regional level, including the firm’s national task force on DEI. Mr. Salas served on the board of directors for Embody, Inc., a privately-held medical device company prior to its acquisition by Zimmer Biomet, Inc. Currently, Mr. Salas serves as the audit committee chair for Northern Virginia Family Services and is a member of the Dean’s Advisory Council of the Alvarez School of Business at the University of Texas at San Antonio. Mr. Salas received his B.B.A. in accounting from the University of Texas at San Antonio. He has also completed executive education programs in strategic leadership for Ernst & Young partners at Harvard Business School and Northwestern University’s Kellogg School. Mr. Salas is a Certified Public Accountant.

We believe that Mr. Salas possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the healthcare industry and his accounting and advisory expertise.

Robert L. Van Nostrand, CPA has served on our board of directors since January 2014. Mr. Van Nostrand has been a self-employed advisor and investor since 2010, as well as a member of various public and private company boards of directors. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Biosciences, Inc., a private pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Biosciences, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, Inc., a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., then a publicly-traded biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand serves as chairman of the board of directors of Yield10 Bioscience, Inc., a publicly-traded agricultural bioscience company, as well as chairman of its audit committee and a member of its compensation committee. He also serves on the board of SELLAS Life Sciences Group, Inc., a publicly-traded biotechnology company, where he serves as chairman of the compensation committee and a member of the audit committee. From December 2014 until May 2018, Mr. Van Nostrand served on the board of directors of Enumeral Biomedical Holdings, Inc., a publicly-traded biotechnology company, and from April 2007 to January 2020, Mr. Van Nostrand served on the board of directors of Achillion Pharmaceuticals, a publicly-traded biotechnology company. Mr. Van Nostrand is the former chairman of, and serves on, the board of the New York Biotechnology Association and serves on the Foundation Board of Farmingdale University. Previously, Mr. Van Nostrand served on the board of directors of Apex Bioventures, Inc., a special purpose acquisition company focused on life sciences. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant.

We believe that Mr. Van Nostrand possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry, as well as his expertise in financial operations, transaction structuring and risk management.

There are no family relationships between or among any of our directors or nominee. The principal occupation and employment during the past five years of each of our directors and nominee was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or nominee and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with Intra-Cellular Therapies, Inc., either directly or indirectly. Based upon this review, our board has determined that all of our directors and our director nominee other than Dr. Mates, our chief executive officer, are “independent directors” as defined by The Nasdaq Stock Market. In making such determinations, the board of directors considered the relationships that each such non-employee director or director nominee has with our Company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee. In addition, our board of directors considered the effect of each of the transactions described in “Certain Relationships and Related Person Transactions” below.

Director Diversity

Board Diversity Matrix (As of April 1, 2023)

Total Number of Directors	5

	Female	Male	Non-Binary	Did Not Disclose Gender

Gender:

Directors	1	4	0	0

Number of Directors Who Identify in Any of the Categories Below:

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian (other than South Asian)	0	0	0	0

South Asian	0	0	0	0

Hispanic or Latinx	0	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	3	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Persons with Disabilities	0

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2022, there were six meetings of our board of directors, five meetings of the audit committee, two meetings of the compensation committee and one meeting of the nominating and governance committee. No director attended fewer than 75% of the total number of meetings of the board of directors and of committees of the board on which he or she served during fiscal 2022. The board of directors has adopted a policy under which each member of our board of directors is strongly encouraged but not required to attend each annual meeting of our stockholders. Five of our directors attended the annual meeting of our stockholders held in 2022.

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investors section of our website, which is located at www.intracellulartherapies.com, under the caption “Corporate Governance.” The composition and function of each of these committees are described below.

Audit Committee. This committee currently has three members, Mr. Van Nostrand (Chairman), Mr. Riggs and Mr. Salas. Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews the annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the audit committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The board of directors has determined that Mr. Van Nostrand, Mr. Riggs and Mr. Salas are “audit committee financial experts,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the audit committee set forth elsewhere in this proxy statement.

Compensation Committee. This committee currently has three members, Mr. Marcus (Chairman), Mr. Riggs and Mr. Van Nostrand. Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Our compensation committee also administers our Amended and Restated 2018 Equity Incentive Plan, or 2018 Plan. The compensation committee is responsible for the determination of the compensation of our chief executive officer. All members of the compensation committee qualify as independent under the definition promulgated by The Nasdaq Stock Market.

Our compensation committee makes all compensation decisions regarding our executive officers and directors, after which it makes a recommendation to our full board of directors. Our board of directors then approves the compensation for our executive officers and directors.

Nominating and Governance Committee. Our nominating and governance committee currently has one member, Mr. Marcus. The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include evaluating and making recommendations to the full board of directors as to the size and composition of the board of directors and its committees, evaluating and making recommendations as to potential candidates, and evaluating current board members’ performance. The member of the nominating and governance committee qualifies as independent under the definition promulgated by The Nasdaq Stock Market.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our restated bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. Once identified, the nominating and governance committee will evaluate a candidate’s qualifications in accordance with our nominating and governance committee policy regarding qualifications of directors appended to our nominating and governance committee’s written charter. For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the biotechnology industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors, and concern for the long-term interests of the stockholders. Our nominating and governance committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the nominating and governance committee considers issues of diversity among its members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the board of directors and its committees.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to our board of directors, it must follow the procedures described in our restated bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Stockholder Recommendation of Candidates for Election as Directors appended to our nominating and governance committee’s written charter. Any such recommendation should be made in writing to the Nominating and Governance Committee, care of our Corporate Secretary at our principal office, and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such stockholder and such beneficial owner;

•	certain share ownership and similar information about such stockholder and such beneficial owner;

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•	a description of certain arrangements and understandings between the proposing stockholder and beneficial owner and any other person in connection with such stockholder nomination; and

•	a statement whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our restated bylaws.

Compensation Committee Interlocks and Insider Participation

Our compensation committee has three members, Mr. Marcus (Chairman), Mr. Riggs and Mr. Van Nostrand. In 2022, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee. There are no family relationships between or among the members of our board of directors or executive officers. Mr. Marcus is founder, Executive Chairman and a director of Alexandria Real Estate Equities, Inc., which is the parent company to the landlord under the lease for our headquarters. See “Certain Relationships and Related Person Transactions—Lease Agreement.”

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. Our board of directors has determined that having an employee director serve as Chairman is in the best interest of our stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our board of directors as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. Mr. Van Nostrand serves as our lead independent director.

The Chairman of the board of directors, our lead independent director and the other members of the board of directors work in concert to provide oversight of our management and affairs. Our board of directors encourages communication among its members and between management and the board of directors to facilitate productive working relationships. Working with the other members of the board of directors, Dr. Mates also strives to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 646-440-9333. However, any stockholder who wishes to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the Chairman of the board of directors at Intra-Cellular Therapies, Inc., Attention: Chairman of the Board, 430 East 29th Street, New York, New York 10016. Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board of directors may be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Director Stock Ownership Guidelines

In 2021, our board of directors adopted formal guidelines for ownership of shares of our common stock by our directors. These guidelines require our directors to achieve and maintain ownership of shares valued at three times their annual cash retainer within five years of adoption of the policy or election to our board of directors. The following forms of equity count toward the ownership guideline: shares owned outright; RSUs; and vested but unexercised “in-the-money” stock options.

Executive Officers

The following table sets forth certain information, as of April 1, 2023, regarding our executive officers who are not also directors. We have employment agreements with all of our executive officers, and all of our executive officers are at-will employees.

Name	Age	Position(s) with the Company
Lawrence J. Hineline	66	Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary
Suresh Durgam, M.D.	54	Executive Vice President, Chief Medical Officer
Mark Neumann	60	Executive Vice President, Chief Commercial Officer
Michael I. Halstead	49	Executive Vice President, General Counsel and Secretary

Lawrence J. Hineline, CPA has served as Senior Vice President of Finance of the Company since January 2019 and Chief Financial Officer and Treasurer of the Company since the Merger in August 2013. He also served as Vice President of Finance of the Company from the Merger in August 2013 to December 2018. He has served as Vice President of Finance, Chief Financial Officer and Secretary of ITI since June 2002. Mr. Hineline also served as the Secretary of the Company from August 2013 until September 2014. From December 2000 to November 2003, Mr. Hineline was the Vice President of Finance and Chief Financial Officer of Functional Genetics, Inc. Prior to that, Mr. Hineline served as the Vice President of Finance of North American Vaccine, Inc. and its predecessor companies from 1993 to 2000, and he served as Corporate Controller from 1989 to 1993. During this time, Mr. Hineline oversaw the growth of the accounting function and its systems for the company that emerged as a start-up and was later acquired by Baxter Health Care. Mr. Hineline is a licensed CPA in the State of Maryland and received his Bachelor’s Degree from the University of Maryland Baltimore County.

Suresh Durgam, M.D. has served as Executive Vice President, Chief Medical Officer of the Company since February 2022 and Senior Vice President, Chief Medical Officer of the Company from October 2020 to January 2022. Before that, Dr. Durgam served as Senior Vice President, Late Stage Clinical Development and Medical Affairs since joining the Company in August 2018. Before joining the Company, Dr. Durgam served in leadership positions at Allergan plc, most recently as Associate Vice President, Global Clinical Development. Dr. Durgam served in positions of increasing responsibility in the Clinical Development group at Forest Laboratories from 2010 until the company was acquired by Allergan in 2015. Dr. Durgam served in clinical development roles at Solvay Pharmaceuticals from 2008 to 2010 and at Forest Laboratories from 2005 to 2008. Dr. Durgam received his medical degree from Siddhartha Medical College, Vijayawada, India.

Mark Neumann has served as Executive Vice President, Chief Commercial Officer of the Company since October 2018. From June 2014 to October 2018, Mr. Neumann served in leadership positions at Amgen, most recently serving as Vice President, Global Marketing. Before Amgen, from February 2014 to June 2014, Mr. Neumann served in a leadership position at AstraZeneca. Before joining AstraZeneca, from June 1988 to February 2014, he served at Bristol Myers Squibb Company in positions of increasing responsibility, including commercial leadership roles. Mr. Neumann is a licensed CPA (inactive) and received his bachelor’s degree from Lafayette College.

Michael I. Halstead has served as Executive Vice President of the Company since January 2019, General Counsel of the Company since July 2014 and Secretary of the Company since September 2014. He also served as Senior Vice President of the Company from July 2014 to December 2018. From July 2005 until December 2013, Mr. Halstead served in a number of leadership positions at Warner Chilcott plc. Most recently he was Senior Vice President, Corporate Development at Warner Chilcott where he directed the company’s corporate development, legal and human resources functions. Prior to that, Mr. Halstead was an attorney at the firm of Davis Polk & Wardwell. Mr. Halstead received his bachelor’s degree from Boston University and his Juris Doctor degree from Villanova University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our “named executive officers,” and all material factors relevant to an analysis of these policies and decisions. Our named executive officers are:

•	Sharon Mates, Ph.D., our Chairman, President and Chief Executive Officer

•	Lawrence J. Hineline, our Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary

•	Suresh Durgam, M.D., our Executive Vice President, Chief Medical Officer

•	Michael I. Halstead, our Executive Vice President, General Counsel and Secretary

•	Mark Neumann, our Executive Vice President, Chief Commercial Officer

Executive Summary and Corporate Background

Business Overview

We are a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system (CNS). In December 2019, CAPLYTA® (lumateperone) was approved by the FDA for the treatment of schizophrenia in adults (42mg/day) and we initiated the commercial launch of CAPLYTA in March 2020. In December 2021, CAPLYTA was approved by the FDA for the treatment of bipolar depression in adults (42mg/day). We initiated the commercial launch of CAPLYTA for the treatment of bipolar depression in December 2021. Additionally, in April 2022, the FDA approved two new dosage strengths of CAPLYTA, 10.5 mg and 21 mg capsules, to provide dosage recommendations for patients concomitantly taking strong or moderate CYP3A4 inhibitors, and 21 mg for patients with moderate or severe hepatic impairment. We initiated the commercial launch for these special population doses in August 2022. We are also pursuing clinical development of lumateperone for the treatment of additional CNS diseases and disorders, including major depressive disorder (MDD), and in March 2023, we announced positive topline results from Study 403 evaluating lumateperone as monotherapy in patients with major depressive disorder with mixed features and bipolar depression with mixed features.

Our pipeline includes several product candidates in clinical development and additional product candidates in nonclinical testing. The following table summarizes our product candidates and programs:

2022 Clinical Development and Business Achievements

2022 marked an extraordinary year for our Company, as we launched our new bipolar indication for CAPLYTA immediately following FDA approval in late December 2021, resulting in robust and historical growth of CAPLYTA in 2022, and made considerable progress in advancing our late- and early-stage clinical programs.

Our key accomplishments in 2022 included the following:

•	We achieved $250.3 million in total revenues, representing 199% year-over-year growth, and $249.1 million in net product revenues of CAPLYTA, representing 205% year-over-year growth.

•

CAPLYTA prescriptions tripled in 2022, following the launch of CAPLYTA for the treatment of bipolar depression immediately following FDA approval in late December 2021, representing 193% year-over-year growth in total prescriptions. CAPLYTA is the only FDA-approved treatment for depressive episodes associated with bipolar I or II disorder (bipolar depression) in adults as monotherapy and as adjunctive therapy with lithium or valproate.

•

During 2022, we received FDA approval and subsequently launched two new dosage strengths of CAPLYTA, 10.5 mg and 21 mg. These dosage strengths expand the patient population for CAPLYTA by providing dosage recommendations for patients taking strong or moderate CYP3A4 inhibitors and patients with moderate or severe hepatic impairment.

•

In 2022, we completed a Phase 1 single ascending dose study with our initial LAI formulation. We have progressed the clinical development of other formulations and anticipate initiating Phase 1 single ascending dose studies with several formulations in 2023.

•	In January 2022, we successfully completed a $460.0 million public offering resulting in net proceeds to the Company of approximately $433.7 million.

•

We have an active Investigational New Drug application to evaluate our newest candidate within the phosphodiesterase type 1, or PDE1, inhibitor program, ITI-1020, as a novel cancer immunotherapy. A Phase 1 program with ITI-1020 in healthy volunteers is anticipated to commence in the first half of 2023.

What We Do	What We Don’t Do

✓ Design executive compensation to align pay with performance

✓ Emphasize at-risk compensation

✓ Reevaluate and adjust our program annually based on stockholder feedback and market developments

✓ Discourage inappropriate risk-taking

✓ Hire an independent compensation consultant who reports directly to the compensation committee

✓ Have 100% independent directors on the compensation committee

X No excessive change in control or severance payments

X No repricing of underwater stock options without stockholder approval

X No guaranteed bonuses or base salary increases

X No hedging or pledging Company stock

2022 Pay-for-Performance Overview

As a biopharmaceutical company with one commercial product and multiple product candidates in clinical development, our performance achievements are primarily related to specific strategic goals, including advancing our commercialization activities, development programs, research function, clinical activities, and certain corporate and financial goals, which we believe will create long-term value for stockholders.

A significant portion of target compensation for our CEO and other named executive officers is structured in the form of “at-risk” compensation, consisting of annual performance bonus and equity incentive awards, with the performance bonus payouts dependent upon our Company’s performance. This aligns our executives’ interests with those of our stockholders for near- and long- term performance. Target total compensation for 2022, as shown below, reflects annual base salary paid, annual target performance bonus and the grant date fair value of equity awards granted during the year as reported in the Summary Compensation Table.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe that compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

Our compensation committee believes that compensation paid to our named executive officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

The compensation committee is guided by the following objectives and principles when establishing compensation for executive officers:

•	align executive compensation with our business objectives and corporate performance;

•	attract and retain executive officers who contribute to our Company’s long-term success;

•	reward and motivate executive officers who contribute to our operating and financial performance; and

•	link executive officer compensation and stockholder interests through the grant of long-term equity incentives.

Determining and Setting Executive Compensation

Role of Our Compensation Committee and Executive Officers

Our compensation committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our compensation committee designs, implements, reviews and recommends to our board of directors the approval of all compensation for our Chief Executive Officer and our other named executive officers.

To aid the compensation committee in making its determination, our Chief Executive Officer provides recommendations annually to the compensation committee regarding the compensation of all other executive officers (other than herself) based on the overall corporate achievements during the period being assessed and her knowledge of the individual contributions to our success by each of the named executive officers. The overall performance of our named executive officers as a team is reviewed annually by the compensation committee.

Role of the Independent Compensation Consultant

To assist with the analysis of executive compensation for fiscal year 2022, the compensation committee engaged Aon Consulting, Inc., or Aon, as its independent compensation consultant. Aon reports directly to the compensation committee, and the compensation committee has the sole authority to hire, fire and direct the work of Aon. For fiscal year 2022, Aon advised the compensation committee on a variety of compensation-related issues, including:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;

•	gathering data on our executive officer cash and equity compensation relative to competitive market practices;

•	gathering data on peer group short- and long-term incentive practices;

•	gathering data on peer group equity use and dilution; and

•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Aon, our compensation committee determined that Aon is independent, and that there is no conflict of interest resulting from retaining Aon currently or during fiscal year 2022. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the Nasdaq listing standards.

Defining and Comparing Compensation to Market Benchmarks

Because we aim to attract and retain the most highly qualified executive officers in an extremely competitive market, our compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee reviews market data for each named executive officer’s position, compiled by Aon as described below, including information relating to the mix and levels of compensation for executive officers in the life sciences industry, with a focus on target total compensation in line with the compensation committee’s holistic approach to executive compensation.

Each year, our compensation committee, using information provided by its independent compensation consultant, establishes a peer group of publicly traded, national and regional companies in the biopharmaceutical industries that is generally selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development and relative complexity of clinical trials are similar to ours;

•	biopharmaceutical companies that are pre-revenue or had a recent commercial product launch;

•	companies with market values of approximately .25 times to four times our market capitalization at the time;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Determination of 2022 Peer Group

In January 2022, our compensation committee conducted its annual review of our peer group with the assistance of Aon. Guided by the selection criteria described above, Aon evaluated the existing peer group and recommended removing seven companies that no longer met the selection criteria (Acceleron Pharma, Inc., Aerie Pharmaceuticals, Inc., Atara Biotherapeutics, Inc., Deciphera Pharmaceuticals, Inc., Denali Therapeutics Inc., Omeros Corporation and Ziopharm Oncology, Inc.) and adding nine companies that met the selection criteria (ACADIA Pharmaceuticals Inc., Apellis Pharmaceuticals, Inc., BioCryst Pharmaceuticals, Inc. , Blueprint Medicines Corporation, Neurocrine Biosciences, Inc., Pacira BioSciences, Inc., Sarepta Therapeutics, Inc., Sorrento Therapeutics, Inc. and Ultragenyx Pharmaceutical Inc.). Consistent with those recommendations, our compensation committee determined that our group for 2022 would include the following companies: ACADIA Pharmaceuticals Inc. (ACAD), Apellis Pharmaceuticals, Inc. (APLS), BioCryst Pharmaceuticals, Inc. (BCRX), Biohaven Pharmaceutical Holding Company Ltd. (BHVN), Blueprint Medicines Corporation (BPMC), FibroGen, Inc. (FGEN), Insmed Incorporated (INSM), MacroGenics, Inc. (MGNX), Neurocrine Biosciences, Inc. (NBIX), Pacira BioSciences, Inc. (PCRX), PTC Therapeutics, Inc. (PTCT), Sage Therapeutics, Inc. (SAGE), Sarepta Therapeutics, Inc. (SRPT), Sorrento Therapeutics, Inc. (SRNE), Ultragenyx Pharmaceutical Inc. (RARE), Vanda Pharmaceuticals, Inc. (VNDA) and Zogenix, Inc. (ZGNX) (the “2022 Peer Group”).

Use of Market Data

Our compensation committee reviews target total compensation, comprising both target total cash compensation and equity compensation, against the market data described above primarily to ensure that our executive compensation program, as a whole, is positioned competitively to attract and retain the highest caliber of executive officers and that the total compensation opportunity for the executive officer group is aligned with our corporate objectives and strategic needs. Our compensation committee does not have a specific target compensation level for the named executive officers and does not otherwise use a formulaic approach to setting pay at a particular positioning within the market data; rather, the compensation committee reviews a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) as one factor before making compensation determinations.

Our compensation committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account company to company variations among actual roles with similar titles or the specific performance of the executive officers. Additionally, notwithstanding the similarities of the peer companies to our Company, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions.

Key Factors Used in Determining Executive Compensation

Our compensation committee generally considers criteria, with input from our Chief Executive Officer, including market factors, the experience level of the executive and the executive’s performance against established corporate goals, the compensation committee members’ collective understanding of compensation practices in the biopharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies, in determining executive compensation.

The specific performance factors our compensation committee generally considered when determining the compensation of our named executive officers in 2022 included:

•	revenues generated from the sale of CAPLYTA;

•	initiation and progress of preclinical development and clinical trials for our product candidates;

•	achievement of regulatory milestones;

•	establishment and maintenance of key strategic relationships and new business initiatives including financings; and

•	development of organizational capabilities and managing our growth.

These performance factors were considered by our compensation committee in connection with our annual performance reviews described below and remain a critical component in the determination of annual cash bonus and equity incentive awards for our executives.

2022 Advisory Vote on Executive Compensation

At our 2022 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for that meeting, pursuant to the compensation disclosure rules of the SEC. The proposal was supported by approximately 84% of the total votes cast. Our compensation committee reviewed the advisory vote results and, based on the strong level of support, determined that no significant changes to our executive compensation program were necessary for 2022. Our compensation committee will continue to monitor and evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. Our compensation committee expects to continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for the named executive officers.

Elements of Executive Compensation

The primary components of our executive compensation program are base salary, annual cash bonus awards and stock-based awards. We believe that these components, along with our other benefits and our commitment to career development, foster a productive, team-oriented work environment that offers our employees the flexibility and opportunity to thrive in a collaborative atmosphere and to receive meaningful rewards and recognition for their contributions to our growth and success. We view these components of compensation as related but distinct. That is, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on individual performance, Company performance, competitive compensation information in light of our recruiting and retention goals, and our view of internal equity and consistency. We believe that, as is common in the biopharmaceutical industry, stock-based awards, salary, and cash bonuses are all necessary to attract and retain employees. To date, we have not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

Base Salaries

Base salaries of our named executive officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each named executive officer is recommended by our compensation committee and approved by our board of directors. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic or guaranteed base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

In February 2022, at the recommendation of the compensation committee, our board of directors approved the 2022 base salary levels set forth in the table below for our named executive officers. Each named executive officer’s base salary increase was based on a cost-of-living adjustment and informed by competitive market data, and Dr. Durgam’s base salary increase was also based on his promotion from Senior Vice President to Executive Vice President in February 2022.

Name	2021 Annual Base Salary ($)	2022 Annual Base Salary ($)	Percent Increase
Sharon Mates, Ph.D.	793,638	849,193	7%
Lawrence J. Hineline	479,619	498,804	4%
Suresh Durgam, M.D.	507,150	542,651	7%
Michael I. Halstead	529,920	551,117	4%
Mark Neumann	537,062	558,544	4%

Annual Cash Bonus Program and 2022 Target Amounts

Cash Bonuses Are Intended to Provide Incentives to Drive Company-Wide Performance. Each of our named executive officers is eligible to receive an annual cash bonus under our annual cash bonus program, but no such bonus is guaranteed. The determination of the amount of annual cash bonuses paid to our named executive officers generally reflects a number of considerations by the compensation committee acting in its judgment, including, among other things, the performance of the Company and its evaluation of the individual contribution and performance of each named executive officer. In exercising its judgment, the compensation committee performs a holistic review, taking into account competitive market dynamics as well as the macro-economic environment. In addition to granting awards under our annual cash bonus program, the compensation committee has discretion to grant cash bonuses outside of that program if it determines that it is in the best interests of the Company and our stockholders to do so. No special cash bonuses were granted to named executive officers in 2022.

Holistic Approach to Compensation Supports Strategic Objectives. Our compensation committee generally believes that a formulaic or purely quantitative approach to executive compensation is not the best way to foster long-term success for us as a biopharmaceutical company. Our compensation committee believes that our performance is measured generally by our ability to advance product candidates into and through the clinic toward the market and to secure capital to fund our programs and to operate our business efficiently, and our overall success requires interdisciplinary contribution across our executive management team. Our compensation committee utilizes specific strategic goals, including advancing our development programs, research function, clinical activities, commercialization activities and certain corporate and financial goals, to determine compensation only when it determines that such metrics neither encourage excessive risk-taking nor discourage innovative development activities and when such metrics fall primarily within the control of our executive management. Otherwise, the compensation committee takes a holistic approach, using its judgment and advice from its independent compensation consultant, focusing primarily on our overall Company performance, each named executive officer’s performance and qualitative factors, such as competitive market dynamics, the business environment in which the results were achieved and any unplanned positive or negative events.

Annual Cash Bonus Targets for 2022. The target levels for annual cash bonuses for our executive officers are set by the compensation committee as a percentage of each executive officer’s base salary. The percentages that were approved by our compensation committee were derived from peer group data that the compensation committee then interpreted to match the level of qualification and experience of the executive at the Company as well as based on internal comparisons. For 2022, the compensation committee determined to (i) increase the bonus target level for Dr. Mates from 60% to 80% to better align her target total cash compensation (i.e., annual base salary plus annual cash bonus target) with market competitive levels for her position, (ii) increase the bonus target level for Dr. Durgam from 40% to 50% to reflect his promotion from Senior Vice President to Executive Vice President, (iii) maintain the bonus target level for each of Messrs. Hineline, Halstead and Neumann, and (iv) subject each named executive officer’s 2022 cash bonus to a maximum payout of 300% of their respective bonus targets. Accordingly, the 2022 bonus target levels for our named executive were as follows:

Name	2022 Bonus Target (Percentage of 2022 Annual Base Salary)
Sharon Mates, Ph.D.	80%
Lawrence J. Hineline	40%
Suresh Durgam, M.D.	50%
Michael I. Halstead	50%
Mark Neumann	50%

2022 Bonus Decisions

In determining the amount of 2022 cash bonus payments, our compensation committee considered the Company’s extraordinary financial performance in 2022, driven by the robust growth in sales of CAPLYTA, the expansion of key commercial and clinical functions, and the significant progress made in advancing our late- and early-stage clinical programs. The table below reflects the corporate goals approved by the compensation committee, as well as the relevant corporate achievements that occurred in 2022.

Corporate Goals	2022 Performance
2022 Revenue Goal • Achieve pre-established net revenue from product sales target between $210 million and $230 million	• Achieved 110% of revenue goal by generating approximately $249 million in net revenue from CAPLYTA in 2022

Corporate Goals

•   Appropriately expand commercial, research and development, or R&D, and corporate functions to continue to effectively support the Company’s growth

•   Manage operating expenses in line with budgeted amounts

•   Appropriately manage cash spend not to exceed a pre-established amount

•   Expanded commercial and clinical functions and related groups in support of the Company’s growth through the addition of employees in key areas; also added additional infrastructure where appropriate to ensure adequate support of key activities in clinical and commercial functions

•   Managed operating expenses in line with budgeted amounts for 2022, with total operating expenses below budget, R&D expenses below budget, and selling, general,

Corporate Goals	2022 Performance

and administrative expenses below budget; in total, the Company ended 2022 under budget in expenses and over budget in revenues

•   Appropriately managed cash spend during 2022 below the pre-established amount

Commercial Goals

•   Effectively execute commercialization strategy for CAPLYTA for the treatment of schizophrenia and bipolar depression, including maximizing sales force performance and ensuring compliance with applicable federal and state requirements

•   Enhance sales force productivity as COVID-19-related restrictions subside; deliver a pre-established average number of product presentations to prescribers per sales representative per day in 2022

•   Successfully delivered consistent and robust prescription growth of CAPLYTA throughout 2022, exceeding the Company’s forecast; expanded strong payer access to CAPLYTA in the Medicare Part D, Medicaid and commercial channels; and ensured commercial execution was consistent with all applicable compliance-related requirements

•   Increased sales force productivity year-over-year, as measured by the average number of product presentations to prescribers per sales representative per day, which exceeded the pre-established number; and improved execution of promotional speaker programs in 2022

Pipeline Development Goals

•   Progress Study 501 and Study 502, global Phase 3 clinical trials evaluating lumateperone 42mg as an adjunctive treatment to antidepressants for the treatment of MDD

•   Progress Study 403, a global Phase 3 clinical trial evaluating lumateperone 42 mg in patients with MDD and in patients with bipolar depression who exhibit mixed features

•   Progress ITI-1284 clinical development

•   Advance preclinical development programs for existing and new compounds and indications

•   Progressed enrollment in Study 501 and Study 502 and, subject to the results of these studies, expect to file a supplemental New Drug Application with the FDA for approval of lumateperone as an adjunctive therapy to antidepressants for the treatment of MDD in 2024

•   Completed enrollment in Study 403, and in March 2023, announced positive topline results from Study 403 evaluating lumateperone as monotherapy in patients with major depressive disorder with mixed features and bipolar depression with mixed features

•   Completed Phase 1 studies in which ITI-1284 was generally safe and well-tolerated; progressed toxicology program for ITI-1284

•   Advanced several preclinical development programs, including filing an Investigational New Drug application to evaluate newest candidate within the PDE1 inhibitor program, ITI-1020, as a novel cancer immunotherapy and progressing the development of new LAI formulations of lumateperone

To determine each named executive officer’s 2022 cash bonus payment, our compensation committee considered each individual’s contributions toward the accomplishments noted above, as follows:

•

Dr. Mates: our compensation committee considered Dr. Mates’ critical role in overseeing the Company’s R&D, commercial and corporate strategies in 2022. Her oversight substantially contributed to the successful launch of CAPLYTA for the treatment of bipolar depression and significant revenue growth in 2022. Our compensation committee also considered Dr. Mates’ significant involvement in determining our product development strategies and her critical role in advancing our development programs, including the successful advancement of our MDD program. In addition, our compensation committee considered Dr. Mates’ oversight of our successful public offering that resulted in net proceeds to the Company of approximately $433.7 million.

•

Mr. Hineline: our compensation committee considered Mr. Hineline’s role in leading the finance organization in support of the Company’s growth in 2022, supporting the commercial organization in connection with the launch of CAPLYTA for the treatment of bipolar depression, ensuring the implementation and maintenance of effective internal controls, maintaining an accurate financial forecast for planning purposes, ensuring an appropriate structure for the finance group, implementing systems necessary to support a commercial-stage company, executing the Company’s public offering that resulted in net proceeds of approximately $433.7 million and working effectively with the audit committee.

•

Dr. Durgam: our compensation committee considered Dr. Durgam’s role in leading the clinical and regulatory organizations in connection with obtaining FDA approval of new dosage strengths of CAPLYTA and the advancement of our development programs, including those focused on MDD and mixed features in MDD and bipolar depression. In addition, our compensation committee considered Dr. Durgam’s extensive support of the clinical and regulatory efforts made in connection with progressing our earlier stage pipeline products. The compensation committee also considered Dr. Durgam’s leadership of the continued expansion of the clinical organization that has been necessary to support the significant increase in the number of clinical trials and related activities that the Company is conducting in support of its numerous development programs.

•

Mr. Halstead: our compensation committee considered Mr. Halstead’s role in successfully supporting our corporate, compliance and regulatory initiatives. In addition, our compensation committee considered the extensive support Mr. Halstead provided for all of the Company’s functions as the Company continued to expand in 2022, in particular the commercial organization in connection with the launch of CAPLYTA for the treatment of bipolar depression. Mr. Halstead also supported the Company’s public offering that resulted in net proceeds of approximately $433.7 million, ensured the timely filing of all SEC-required disclosures and effectively managed all board interactions as Corporate Secretary.

•

Mr. Neumann: our compensation committee considered Mr. Neumann’s role in leading the commercial organization as it launched CAPLYTA for the treatment of bipolar depression and the significant resulting revenue growth during 2022 to $249.1 million in net product revenues of CAPLYTA, representing 205% year-over-year growth. Our compensation committee also considered Mr. Neuman’s leadership of our sales force’s efforts that resulted in CAPLYTA prescriptions tripling in 2022, representing 193% year-over-year growth in total prescriptions. In addition, our compensation committee considered Mr. Neuman’s substantial support of the Company’s investor relations initiatives.

The board of directors, as recommended by the compensation committee, awarded the following cash bonuses to our named executive officers for performance during fiscal 2022:

Name	2022 Annual Cash Bonus ($)	2022 Annual Cash Bonus As a Percentage of 2022 Annual Base Salary	2022 Annual Cash Bonus As a Percentage of 2022 Annual Target Bonus
Sharon Mates, Ph.D.	1,358,709	160%	200%
Lawrence J. Hineline	299,282	60%	150%
Suresh Durgam, M.D.	406,988	75%	150%
Michael I. Halstead	413,338	75%	150%
Mark Neumann	418,908	75%	150%

Equity Awards

The primary goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our named executive officers during the award’s vesting period. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, Company performance, retention considerations and the size of prior grants.

To reward and retain our named executive officers in a manner that aligns their interests with stockholders’ interests, we use stock options both in the form of initial stock option grants in connection with the commencement of employment and additional annual stock option grants. We also compensate our named executive officers with annual grants of time-based RSUs, and, in certain years, grants of performance-based RSUs, or PRSUs. The use of RSU awards reduces the dilutive effect of the incentive equity awards made to management and provides additional retention incentive. We have not established a formula or program for determining the size of any equity award, including any annual stock option grants or RSU awards, and our compensation committee retains discretion to make such awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

Equity grants are made in the year following the year of performance, but shown in the “Summary Compensation Table” for the year of grant in accordance with the rules for disclosing equity compensation. Based on the recommendations of Aon with respect to market and peer company practices, the achievement of 2021 corporate performance accomplishments (including the successful launch of CAPLYTA for the treatment of bipolar depression, strong commercial execution in the midst of the COVID-19 pandemic, important progress made in advancing our development programs for our product candidates, including lumateperone LAI and ITI-1284, the expansion of our commercial and other infrastructure, and our total stockholder returns), an evaluation of each named executive officer’s performance, position, tenure, experience, expertise and leadership, and 2021 individual performance accomplishments, each named executive officer was granted equity awards for the number of shares set forth below in the “2022 Grants of Plan-Based Awards” table on page 40. In the aggregate, the target value of each named executive officer’s 2022 annual grant generally approximated the 50th percentile for comparable positions in the peer group.

With respect to long-term performance-based compensation, the compensation committee annually considers the appropriate mix of equity awards and incorporates performance-based equity awards when it determines that important milestones should form the basis of a performance-based equity grant and that such a grant would not promote excessive risk taking that could adversely impact the Company or its commercialization or research or development of pharmaceutical products. To further reinforce our commitment to align executive pay with the Company’s performance and the interests of our stockholders for near- and long-term performance, our compensation committee decided to place more emphasis on performance-based equity awards for executive officer grants in 2022. In 2022, the compensation committee granted 30% of each annual grant in the form of stock options, 50% in the form of time-based RSU awards and 20% in the form of PRSUs.

Name	Grant Date Fair Value of 2022 Stock Option ($)	Grant Date Fair Value of 2022 Time- Based RSU Award ($)	Grant Date Fair Value of 2022 Performance- Based RSU Award ($)	Aggregate Grant Date Fair Value of 2022 Annual Grant ($)
Sharon Mates, Ph.D.	2,099,991	3,500,014	1,399,983	6,999,988
Lawrence J. Hineline	569,966	950,001	379,978	1,899,945
Suresh Durgam, M.D.	749,964	1,249,989	500,018	2,499,971
Michael I. Halstead	749,964	1,249,989	500,018	2,499,971
Mark Neumann	749,964	1,249,989	500,018	2,499,971

The 2022 PRSU awards will be earned based on (1) the total stockholder return, or TSR, of Company stock relative to the TSR of companies in the Nasdaq Biotechnology Index over the three-year period ending on December 31, 2024 and (2) the achievement of pre-set clinical milestones on or before December 31, 2024. For the TSR metric, the number of PRSUs earned by the executive officers in respect of the TSR metric will be determined on a straight-line interpolated basis between 50% and 150%. The design avoids encouraging imprudent risk-taking through artificial cliffs in the design of the PRSUs. We believe disclosing specific targets while the performance periods are ongoing could cause competitive harm. However, such targets will be disclosed in 2025 following the certification of results by the compensation committee.

In 2023, the compensation committee granted 75% of each annual grant in the form of time-based RSU awards and 25% in the form of PRSUs.

2020 PRSU Award Payout

In 2020, the compensation committee granted PRSU awards to our named executive officers that would vest based on (1) the Company’s TSR relative to the TSR of companies in the Nasdaq Biotechnology Index over the three-year period ending on December 31, 2022, based on the schedule set forth below, and (2) the Company receiving FDA approval of lumateperone for the treatment of bipolar depression in adults on or before February 18, 2023.

Company’s Relative TSR Percentile v. Nasdaq Biotechnology Companies	PRSUs Vesting as a Percentage of Target
Relative TSR > 71st percentile or above	150%
51st percentile < Relative TSR < 71st percentile	Linearly interpolated between 100% and 150%
Relative TSR = 51st percentile	100%
31st percentile < Relative TSR < 51st percentile	Linearly interpolated between 50% and 100%
Relative TSR = 31st percentile	50%
Relative TSR < 31st percentile	0%

Based on the Company’s TSR of approximately 182% for the three-year period ending on December 31, 2022, the Company ranked at the 93rd percentile relative to our peers in the Nasdaq Biotechnology Index. Accordingly, each named executive officer earned 150% of the target number of PRSUs underlying the TSR-based portion of their respective 2020 PRSU awards. Additionally, the FDA approved lumateperone for the treatment of bipolar depression in adults in December 2021, resulting in each named executive officer earning 100% of the target number of PRSUs underlying the milestone-based portion of their respective 2020 PRSU awards.

Severance and Change in Control Arrangements

Each of the employment agreements of our named executive officers provides that the named executive officer is eligible to receive severance payments and benefits upon an involuntary termination of employment or a termination for good reason within three months before or 12 months following a change in control of our Company. We believe that this protection serves to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provides the business with a smooth transition in the event of such a termination of employment in connection with a transaction. This severance and change in control arrangement is designed to retain our named executive officers in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered.

For a detailed description of the severance provisions contained in our named executive officers’ employment agreements, see “Executive Officer and Director Compensation—Potential Payments upon Termination or Change-in-Control” below.

Section 280G of the Code

Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Under each of their employment agreements, entered into in 2008, Dr. Mates and Mr. Hineline are entitled to a gross-up payment that will make her or him whole in the event that any parachute payment excise taxes are imposed on her or him. This arrangement has been in place since we were a private company. We provide this protection to Dr. Mates and Mr. Hineline to help ensure that they will be properly incentivized in the event of a potential change in control of the Company to maximize stockholder value in a transaction without concern for potential consequences of the transaction to her or him. Based on the assumptions described below under “Executive Officer and Director Compensation—Potential Payments upon Termination or Change-in-Control,” upon a termination of employment or a change of control as of December 31, 2022, Dr. Mates and Mr. Hineline would not be entitled to any tax gross-up payment. In 2015, the compensation committee determined that future employment agreements entered into with newly promoted or newly hired executive officers will not include any tax gross-up provisions or any provision providing that unvested equity will immediately vest upon a change in control. Consistent with this decision, Dr. Durgam, Mr. Halstead and Mr. Neumann’s employment agreements do not include any such provisions. Rather, their employment agreements include a Section 280G “best after tax” provision, meaning, if any payments due under their employment agreements would otherwise constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code, the payments will be reduced by the amount required to avoid the excise tax if such a reduction would give the grantee a better after-tax result than if the grantee received the payments in full.

Other Elements of Compensation and Perquisites

Our named executive officers are also entitled to additional benefits and perquisites that are available to all of our full-time employees. All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. For all of our full-time employees, in 2022, we made a matching contribution of up to 100% on the first 6% of contributions made by participants. We also pay the premiums of a term life insurance policy to benefit each of our full-time employees, including our named executive officers, in an amount that is one times the employee’s salary up to $750,000. In addition, all of our full-time employees, including our named executive officers, benefit from participation in our health and welfare plans.

Additional Compensation Information

Equity Grant Timing

Historically, annual equity grants to all employees, including management, are made in the first quarter of each year in an effort to link employees’ compensation more closely to the recently completed fiscal year. Annual equity grants for 2022 performance were granted in March 2023.

Accounting and Tax Considerations

Under FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation (including stock options and RSUs) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The compensation committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to executive officers in lieu of or in addition to stock option and time-based RSU grants in light of the accounting impact of ASC 718 and other considerations.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Insider Trading Policy and Hedging and Pledging Prohibitions

We maintain an Insider Trading Policy that prohibits our officers, directors, employees and consultants from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of “put” or “call” options or other derivative securities directly linked to our equity; short sales of our equity; the use of our equity as a pledge or as collateral in a margin account; and trading in straddles, equity swaps, or other hedging transactions directly linked to our equity, even if such persons do not possess material, nonpublic information.

Executive Officer Stock Ownership Guidelines

Because of the importance of linking the interests of management and stockholders, in 2021, our board of directors established stock ownership guidelines for our executive officers. These guidelines specify the number of shares that our executive officers must accumulate and hold within five years from the later of the effective date of implementation of the guidelines or the date the individual was hired or promoted to an executive officer position. Under the guidelines, ownership targets are set at a value greater than or equal to three times base salary in the case of our Chief Executive Officer, and greater than or equal to one times base salary in the case of our other executive officers. The following forms of equity count toward the ownership guideline: shares owned outright; restricted stock units; and vested but unexercised “in-the-money” stock options. The Company reviews compliance annually, valuing stock at the fair market value based on the average closing price for the 90 trading days preceding (and including) the measurement date.

Clawback Policy

The SEC recently adopted final rulemaking implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation that will require further rulemaking by Nasdaq. We will monitor the listing standards adopted by Nasdaq and adopt a clawback policy to reflect the final Nasdaq listing rules during the required timeframe in compliance with those standards.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

Members of the Intra-Cellular Therapies, Inc.

Compensation Committee

Joel S. Marcus (Chairman)

Rory B. Riggs

Robert L. Van Nostrand

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices and awards, and have concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management assessed our compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. We do not have any programs where the ability of a participant may directly affect variability or timing of payout. Rather, our compensation programs include a combination of fixed base salaries, cash bonuses, long-term incentive awards, and employee retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees. The compensation policies and practices are substantially the same.

Based on the foregoing, we believe that our compensation policies, practices and awards do not create risks that are likely to have a material adverse effect on the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

2022 Summary Compensation Table

The following table shows the total compensation paid or accrued to our named executive officers during the last three fiscal years ended December 31, 2022, 2021 and 2020. Our named executive officers consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2022.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sharon Mates, Ph.D.	2022	849,193	1,358,709	4,899,997	2,099,991	24,967	9,232,857
Chairman, President	2021	793,638	1,428,548	3,500,012	1,499,978	23,767	7,245,943
and Chief Executive Officer	2020	766,800	690,120	2,799,998	1,199,994	18,767	5,475,679

Lawrence J. Hineline	2022	498,804	299,282	1,329,979	569,966	22,447	2,720,478
Senior Vice President	2021	479,619	287,771	1,155,026	494,953	23,623	2,440,992
of Finance, Chief Financial Officer, Treasurer and Assistant Secretary	2020	463,400	222,432	1,049,984	449,993	20,374	2,206,183

Suresh Durgam, M.D.	2022	542,651	406,988	1,750,007	749,964	12,197	3,461,807
Executive Vice	2021	507,150	507,150	1,225,006	524,969	11,401	2,775,676
President, Chief Medical Officer	2020	448,575	274,400	599,984	599,997	7,385	1,930,341

Michael I. Halstead	2022	551,117	413,338	1,750,007	749,964	19,196	3,483,622
Executive Vice	2021	529,920	529,920	1,225,006	524,969	17,960	2,827,775
President, General Counsel and Secretary	2020	512,000	320,000	1,119,985	479,990	17,931	2,449,906

Mark Neumann	2022	558,544	418,908	1,750,007	749,964	20,906	3,498,329
Executive Vice	2021	537,061	349,090	1,225,006	524,969	120,960	2,757,086
President, Chief Commercial Officer	2020	518,900	324,312	1,119,985	479,990	130,085	2,573,272

(1)

The amounts in this column reflect the aggregate grant date fair value of stock awards granted during 2022, 2021 and 2020, respectively, computed in accordance with ASC 718. The weighted average grant date fair values of stock awards granted during these years are included in Note 8 to our consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of each time-based RSU award is measured based on the closing price of our common stock on the date of grant. The value of the PRSU awards granted in 2022 to each of Dr. Mates, Mr. Hineline, Dr. Durgam, Mr. Halstead and Mr. Neumann based upon the then-probable outcome of the performance conditions, as computed in accordance with ASC 718, was $1,399,983, $379,978, $500,018, $500,018 and $500,018 for each award, respectively. Assuming that the maximum level of performance will be achieved, and assuming the $56.73 closing price of our shares on the date of grant, the value of each such PRSU award is $1,749,979, $474,972, $625,023, $625,023 and $625,023, respectively. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(2)

The options granted in 2022 were for such named executive officers’ performance in 2021, the options granted in 2021 were for such named executive officers’ performance in 2020 and the options granted in 2020 were for such named executive officers’ performance in 2019. These amounts represent the aggregate grant date fair value of the option awards granted to our named executive officers, computed in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. See Note 8 to our consolidated audited financial statements for the year ended December 31,

2022 included in our Annual Report on Form 10-K for the year ended December 31, 2022 for details as to the assumptions used to calculate the fair value of the option awards.
(3)

For the fiscal year ended December 31, 2022, consists of $6,667 for Dr. Mates, $4,147 for Mr. Hineline, $1,344 for Dr. Durgam, $896 for Mr. Halstead and $2,606 for Mr. Neumann in life insurance premiums we paid for a term life insurance policy to benefit the named executive officer, and the balance in matching contributions under our 401(k) plan.

2022 Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards that we made during the fiscal year ended December 31, 2022 to each of our named executive officers. We did not grant any non-equity incentive plan awards during the fiscal year ended December 31, 2022.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Sharon Mates, Ph.D.	3/10/22	—	—	—	—	50,167	56.73	2,099,991
	3/10/22	—	—	—	61,696	—	—	3,500,014
	3/10/22	12,339	24,678	30,847	—	—	—	1,399,983
Lawrence J. Hineline	3/10/22	—	—	—	—	13,616	56.73	569,966
	3/10/22	—	—	—	16,746	—	—	950,001
	3/10/22	3,349	6,698	8,372	—	—	—	379,978
Suresh Durgam, M.D.	3/10/22	—	—	—	—	17,916	56.73	749,964
	3/10/22	—	—	—	22,034			1,249,989
	3/10/22	4,407	8,814	11,017	—	—	—	500,018
Michael I. Halstead	3/10/22	—	—	—	—	17,916	56.73	749,964
	3/10/22	—	—	—	22,034	—	—	1,249,989
	3/10/22	4,407	8,814	11,017	—	—	—	500,018
Mark Neumann	3/10/22	—	—	—	—	17,916	56.73	749,964
	3/10/22	—	—	—	22,034	—	—	1,249,989
	3/10/22	4,407	8,814	11,017	—	—	—	500,018

(1)

The amounts shown represent the number of shares of our common stock that could be earned with respect to the PRSU awards granted in 2022. The number of PRSUs that will become earned and vest, and the resulting number of shares of our common stock to be issued, will be determined as soon as administratively practicable after completion of the three-year performance period ending December 31, 2024 and the assessment of the achievement of pre-set clinical milestones on or before February 23, 2025, and the number of shares can range from 0% to a maximum of 150% of the target number. The PRSU awards are described in further detail under “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Awards” above.

(2)	The exercise price is equal to the fair market value of our common stock, which is the closing price per share of our common stock as reported by The Nasdaq Global Select Market on the grant date.
(3)

These amounts represent the aggregate grant date fair value for option awards, RSU awards and PRSU awards granted to our named executive officers, computed in accordance with ASC 718. See Note 8 to our audited financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K for the year ended December 31, 2022 for details as to the assumptions used to calculate the fair value of the option awards. The grant date fair value of each time-based RSU award is measured based on the closing price of our common stock on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Sharon Mates, Ph.D.

We entered into an employment agreement with Dr. Mates in February 2008, who has been our President and Chief Executive Officer since 2002. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Dr. Mates is eligible for bonus payments and stock options as may be awarded by our board of directors. Effective January 1, 2023, her annual base salary was increased from $849,193 to $891,653. In addition, her employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times her base salary; however, we paid a premium on a life insurance policy, to which she assented, in an amount that is one times her salary up to $750,000, with an age reduction in the benefit of 35% at age 65, 50% at age 70, 65% at age 75 and 80% at age 80. The employment agreement also provides that Dr. Mates is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Dr. Mates provides notice that we or she, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Dr. Mates is entitled to certain benefits in connection with a termination of her employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Lawrence J. Hineline

We entered into an employment agreement with Mr. Hineline in February 2008, who has been our Senior Vice President of Finance, Chief Financial Officer and Treasurer since 2019 and was our Vice President of Finance, Chief Financial Officer and Treasurer from 2002 until 2018 and was our Secretary from 2002 to 2014. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Mr. Hineline is eligible for bonus payments and stock options as may be awarded by our board of directors. Effective January 1, 2023, his annual base salary was increased from $498,804 to $523,744. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times his base salary; however, we paid a premium on a life insurance policy, to which he assented, in an amount that is one times his salary up to $750,000, with an age reduction in the benefit of 35% at age 65, 50% at age 70, 65% at age 75 and 80% at age 80. The employment agreement also provides that Mr. Hineline is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Mr. Hineline provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Hineline is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Suresh Durgam, M.D.

We entered into an employment agreement with Dr. Durgam in September 2018, who has been our Executive Vice President, Chief Medical Officer since February 2022, was our Senior Vice President, Chief Medical Officer from 2020 until January 2022, and was our Senior Vice President, Late Stage Clinical Development and Medical Affairs from 2018 until 2020. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Dr. Durgam is eligible for bonus payments and equity grants as may be awarded by our board of directors. Effective January 1, 2023, his annual base salary was increased from $542,651 to $569,784. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000; however, we paid a premium on a life insurance policy, to which he assented, in an amount that is one times his salary up to $750,000, with an age reduction in the benefit of 35% at age 65, 50% at age 70, 65% at age 75 and 80% at age 80. The age reduction schedule is 35% at age 65 and 50% at age 70, 65% at age 75 and 80% at age 80. The employment agreement also provides that Dr. Durgam is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Dr. Durgam provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Dr. Durgam is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Michael I. Halstead

We entered into an employment agreement with Mr. Halstead in August 2015, who has been our Executive Vice President, General Counsel and Secretary since 2019 and was our Senior Vice President, General Counsel and Secretary from 2014 until 2018. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Mr. Halstead is eligible for bonus payments and equity grants as may be awarded by our board of directors. Effective January 1, 2023, his annual base salary was increased from $551,117 to $578,673. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000; however, we paid a premium on a life insurance policy, to which he assented, in an amount that is one times his salary up to $750,000, with an age reduction in the benefit of 35% at age 65, 50% at age 70, 65% at age 75 and 80% at age 80. The employment agreement also provides that Mr. Halstead is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Mr. Halstead provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Halstead is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Mark Neumann

We entered into an employment agreement with Mr. Neumann in October 2018, who has been our Executive Vice President, Chief Commercial Officer since October 2018. The agreement provides for an annual salary review and adjustment in the discretion of our board of directors, and that Mr. Neumann is eligible for bonus payments and equity grants as may be awarded by our board of directors. Effective January 1, 2023, his annual base salary was increased from $558,544 to $586,471. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount of $150,000; however, we paid a premium on a life insurance policy, to which he assented, in an amount that is one times his salary up to $750,000, with an age reduction in the benefit of 35% at age 65, 50% at age 70, 65% at age 75 and 80% at age 80. The employment agreement also provides that Mr. Neumann is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement is three years and will be renewed for successive one year terms, unless we or Mr. Neumann provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

Mr. Neumann is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “—Potential Payments upon Termination or Change-in-Control.”

Pursuant to their respective proprietary information, inventions, and non-competition agreements, Dr. Mates, Mr. Hineline, Mr. Halstead, Dr. Durgam and Mr. Neumann have agreed to not (i) solicit customers, consultants, contractors or employees of ours for a period of one year after the termination of her or his employment or (ii) compete with us for a period of one year after the later of the termination of her or his employment or the date a court of competent jurisdiction enters an order enforcing the non-competition provision.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Sharon Mates, Ph.D.	50,000	0		3.26	5/31/2023
	200,000	0		16.86	6/30/2024
	228,380	0		17.57	1/2/2025
	86,003	0		53.63	1/4/2026
	135,399	0		15.73	1/3/2027
	138,473	0		15.47	1/3/2028
	172,697	0		12.73	1/8/2029
	44,590	22,296	(3)	23.94	2/18/2030
	17,823	35,648	(4)	36.89	2/23/2031
	0	50,167	(5)	56.73	3/9/2032
						27,848	(6)	1,473,716
						45,180	(7)	2,390,926
						61,696	(8)	3,264,952
									33,417	(9)	1,768,428
									27,108	(10)	1,434,555
									24,678	(11)	1,305,960

Lawrence J. Hineline	40,472	0		53.63	1/4/2026
	53,968	0		12.73	1/8/2029
	16,721	8,361	(3)	23.94	2/18/2030
	5,881	11,763	(4)	36.89	2/23/2031
	0	13,616	(5)	56.73	3/9/2032
						10,443	(6)	552,644
						14,910	(7)	789,037
						16,746	(8)	886,198
									12,531	(9)	663,141
									8,946	(10)	473,422
									6,698	(11)	354,458

Suresh Durgam, M.D.
	62,282	0		19.87	8/15/2028
	53,967	0		12.73	1/8/2029
	22,295	11,148	(3)	23.94	2/18/2030
	6,238	12,476	(4)	36.89	2/23/2031
	0	17,916	(5)	56.73	3/9/2032	8,354	(6)	442,094
						15,813	(7)	836,824
						22,034	(8)	1,166,039
									9,488	(10)	502,105
									8,814	(11)	466,437

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Michael I. Halstead	40,472	0		53.63	1/4/2026
	15,164	0		15.47	1/3/2028
	80,951	0		12.73	1/8/2029
	17,836	8,918	(3)	23.94	2/18/2030
	6,238	12,476	(4)	36.89	2/23/2031
	0	17,916	(5)	56.73	3/9/2032	11,139	(6)	589,476
						15,813	(7)	836,824
						22,034	(8)	1,166,039
									13,366	(9)	707,329
									9,488	(10)	502,105
									8,814	(11)	466,437

Mark Neumann	55,300	0		18.59	10/15/2028
	17,836	8,918	(3)	23.94	2/18/2030
	6238	12,476	(4)	36.89	2/23/2031
	0	17,916	(5)	56.73	3/9/2032
						11,139	(6)	589,476
						15,813	(7)	836,824
						22,034	(8)	1,166,039
									13,366	(9)	707,329
									9,488	(10)	502,105
									8,814	(11)	466,437

(1)	All options have a ten-year term from the date of grant.
(2)	The market value of the stock awards is based on the closing price of our common stock of $52.92 per share on December 31, 2022.
(3)

Each option to purchase our common stock that expires on February 18, 2030 vested as to 1/3 of the shares on February 18, 2021, 1/3 of the shares on February 18, 2022 and 1/3 of the shares on February 18, 2023.

(4)

Each option to purchase our common stock that expires on February 23, 2031 vested as to 1/3 of the shares on February 23, 2022, 1/3 of the shares on February 23, 2023 and will vest as to 1/3 of the shares on February 23, 2024.

(5)

Each option to purchase our common stock that expires on March 9, 2032 vested as to 1/3 of the shares on March 10, 2023 and will vest as to 1/3 of the shares on March 10, 2024 and 1/3 of the shares on March 10, 2025.

(6)	These RSUs vested as to 1/3 of the shares on February 18, 2021, 1/3 of the shares on February 18, 2022 and 1/3 of the shares on February 18, 2023.
(7)	These RSUs vested as to 1/3 of the shares on February 23, 2022, 1/3 of the shares on February 23, 2023 and will vest as to 1/3 of the shares on February 23, 2024.
(8)	These RSUs vested as to 1/3 of the shares on March 10, 2023 and will vest as to 1/3 of the shares on March 10, 2024 and 1/3 of the shares on March 10, 2025.

(9)

The amounts shown represent the target number of shares of our common stock that could be earned with respect to the PRSU awards granted in 2020. The number of PRSUs that were earned and vest, and the resulting number of shares of our common stock that were issued, were determined after completion of the three-year performance period ending December 31, 2022, and the number of shares could have ranged from 0% to a maximum of 150% of the target number. The PRSU awards are described in further detail under “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Awards” above.

(10)

The amounts shown represent the target number of shares of our common stock that could be earned with respect to the PRSU awards granted in 2021. The number of PRSUs that will become earned and vest, and the resulting number of shares of our common stock to be issued, will be determined as soon as administratively practicable after completion of the three-year performance period ending December 31, 2023, and the number of shares can range from 0% to a maximum of 150% of the target number. The PRSU awards are described in further detail under “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Awards” above.

(11)

The amounts shown represent the target number of shares of our common stock that could be earned with respect to the PRSU awards granted in 2022. The number of PRSUs that will become earned and vest, and the resulting number of shares of our common stock to be issued, will be determined as soon as administratively practicable after completion of the three-year performance period ending December 31, 2024, and the number of shares can range from 0% to a maximum of 150% of the target number. The PRSU awards are described in further detail under “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Awards” above.

Option Exercises and Stock Vested in 2022

The following table shows information regarding exercises of options to purchase our common stock and the vesting of RSUs held by each of our named executive officers during the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards		Performance Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sharon Mates, Ph.D.	38,925	1,989,068	92,332	4,578,107	0	0
Lawrence J. Hineline	76,001	2,357,977	37,536	1,831,888	0	0
Suresh Durgam, M.D.	—	—	29,353	1,455,892	0	0
Michael I. Halstead	50,000	1,912,995	38,684	1,895,281	0	0
Mark Neumann	86,348	4,459,011	39,993	1,951,607	0	0

(1)

The value realized on exercise is based on the difference between the closing price of our common stock on The Nasdaq Global Select Market on the date of exercise and the applicable exercise price of those options and does not represent actual amounts received by the individual as a result of the option exercises.

(2)	The value realized on vesting is calculated by multiplying the number of vested shares by the closing price of our common stock on The Nasdaq Global Select Market on the applicable vesting date.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

We have agreed to provide severance and change of control payments and benefits to our named executive officers under specified circumstances, as described below:

Sharon Mates, Ph.D.

If Dr. Mates’ employment is terminated for any reason, she will be entitled to compensation and benefits through the last day of her employment, including accrued but untaken vacation. If her employment is terminated due to her death or disability, we will also pay her or her estate the compensation which would otherwise have been payable to her through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If her employment is terminated without cause by us or she terminates her employment for good reason, she will receive the following severance benefits following her employment termination, on condition that she executes a general release in our favor: (a) payment of 12 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release she executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to her termination; and (c) all of her unvested equity will become fully vested and exercisable. Dr. Mates will also be entitled to such severance benefits if we elect not to renew her employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Mates executing a general release in favor of us, returning all our property, and complying with her employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Mates will not be eligible for such severance benefits if she or we wish to renew the agreement on different terms than those contained in her employment agreement. In the event of a change of control, all of her unvested equity will immediately vest. If her employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, she terminates her employment for good reason during such period, or she terminates her employment for any reason within one month following a change of control, she will be eligible for the following severance benefits following her employment termination: (a) payment of 18 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to her termination. In addition, we have agreed to pay a tax gross-up to Dr. Mates if any amounts payable by us (or a successor) to her become subject to excise taxes under Sections 280G and 4999 of the Code. Such severance benefits following a change of control are payable on condition that she executes a general release in favor of us, returns all our property and complies with her post-termination obligations under her employment agreement, her proprietary information, inventions, and non-competition agreement, and her general release.

The following table sets out the estimated potential payments upon termination or a change in control for Dr. Mates, based on the assumptions discussed above and assuming such event occurred on December 30, 2022:

Dr. Mates	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company
(Other than for Death or
Disability) or by the Executive for Good
Reason Within 3 Months Before or
12 Months Following a Change in
Control or by Executive for any
Reason Within One Month
Following a Change in Control
			($)
Severance benefits:
Lump sum payment(1)	3,169,539	—	3,594,136
Healthcare benefits	12,165	—	18,247
Acceleration of equity awards:
Market value of equity vesting on termination(2)	12,856,112	12,856,112	12,856,112
280G tax gross-up(3)	—	—	—
Total Payment	16,037,816	12,856,112	16,468,495

(1)

Includes $891,798 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of her employment agreement or termination due to death or disability effective December 30, 2022, Dr. Mates would be entitled to accrued vacation of $891,798.

(2)

The value of the acceleration of equity awards is based on the closing price of $52.92 per share on December 30, 2022, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Amounts do not include unvested stock options with exercise prices equal to or greater than $52.92 or any value associated with vested stock options. Information about stock options and other unvested equity awards held by Dr. Mates is included in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

(3)

Based on these assumptions, Dr. Mates’ payments would not result in a tax gross-up payment to her. However, the amount of the tax gross-up, if any, that would arise would depend upon the facts and circumstances at the time of a change in control and any related employment termination.

Lawrence J. Hineline

If Mr. Hineline’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity will become fully vested and exercisable. Mr. Hineline will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Hineline executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Hineline will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. In the event of a change of control, all of his unvested equity will immediately vest. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, he terminates his employment for good reason during such period, or he terminates his employment for any reason within one month following a change of control, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination. In addition, we have agreed to pay a tax gross-up to Mr. Hineline if any amounts payable by us (or a successor) to him become subject to excise taxes under Sections 280G and 4999 of the Code. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Hineline, based on the assumptions discussed above and assuming such event occurred on December 30, 2022:

Mr. Hineline	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company
(Other than for Death or
Disability) or by the Executive for Good
Reason Within 3 Months Before or
12 Months Following a Change in
Control or by Executive for any
Reason Within One Month
Following a Change in Control
			($)
Severance benefits:
Lump sum payment(1)	1,108,478	—	1,357,880
Healthcare benefits	18,581	—	27,872
Acceleration of equity awards:
Market value of equity vesting on termination(2)	4,149,763	4,149,763	4,149,763
280G tax gross-up(3)	—	—	—
Total Payment	5,276,822	4,149,763	5,535,515

(1)

Includes $321,903 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 30, 2022, Mr. Hineline would be entitled to accrued vacation of $321,903.

(2)

The value of the acceleration of equity awards is based on the closing price of $52.92 per share on December 30, 2022, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Amounts do not include unvested stock options with exercise prices equal to or greater than $52.92 or any value associated with vested stock options. Information about stock options and other unvested equity awards held by Mr. Hineline is included in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

(3)

Based on these assumptions, Mr. Hineline’s payments would not result in a tax gross-up payment to him. However, the amount of the tax gross-up, if any, that would arise would depend upon the facts and circumstances at the time of a change in control and any related employment termination.

Suresh Durgam, M.D.

If Dr. Durgam’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Dr. Durgam will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Durgam executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Durgam will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, or he terminates his employment for good reason during such period, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post- termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Dr. Durgam, based on the assumptions discussed above and assuming such event occurred on December 30, 2022:

Dr. Durgam	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company (Other than for Death or Disability) or by the Executive for Good Reason Within 3 Months Before or 12 Months Following a Change in Control ($)
Severance benefits:
Lump sum payment(1)	1,174,011	—	1,445,337
Healthcare benefits	9,089	—	13,633
Acceleration of equity awards:
Market value of equity vesting on termination(2)	3,936,558	—	3,936,558
Total Payment	5,119,658	—	5,395,528

(1)

Includes $124,210 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 30, 2022, Dr. Durgam would be entitled to accrued vacation of $124,210.

(2)

The value of the acceleration of equity awards is based on the closing price of $52.92 per share on December 30, 2022, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Amounts do not include unvested stock options with exercise prices equal to or greater than $52.92 or any value associated with vested stock options. Information about stock options and other unvested equity awards held by Dr. Durgam is included in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

Michael I. Halstead

If Mr. Halstead’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Mr. Halstead will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Halstead executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Halstead will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, or he terminates his employment for good reason during such period, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Halstead, based on the assumptions discussed above and assuming such event occurred on December 30, 2022:

Mr. Halstead	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company (Other than for Death or Disability) or by the Executive for Good Reason Within 3 Months Before or 12 Months Following a Change in Control ($)
Severance benefits:
Lump sum payment(1)	1,227,787	—	1,503,346
Healthcare benefits	27,665	—	41,498
Acceleration of equity awards:
Market value of equity vesting on termination(2)	4,726,644	—	4,726,644
Total Payment	5,982,096	—	6,271,488

(1)

Includes $146,750 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 30, 2022, Mr. Halstead would be entitled to accrued vacation of $146,750.

(2)

The value of the acceleration of equity awards is based on the closing price of $52.92 per share on December 30, 2022, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Amounts do not include unvested stock options with exercise prices equal to or greater than $52.92 or any value associated with vested stock options. Information about stock options and other unvested equity awards held by Mr. Halstead is included in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

Mark Neumann

If Mr. Neumann’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor, returns all our property, and complies with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Mr. Neumann will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Neumann executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Neumann will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, or he terminates his employment for good reason during such period, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release; (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested equity grants will immediately vest. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post- termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

The following table sets out the estimated potential payments upon termination or a change in control for Mr. Neumann, based on the assumptions discussed above and assuming such event occurred on December 30, 2022:

Mr. Neumann	Termination by the Company without Cause or by the Executive for Good Reason Absent a Change in Control ($)	Acceleration of Vesting upon a Change in Control without Termination ($)	Termination by the Company (Other than for Death or Disability) or by the Executive for Good Reason Within 3 Months Before or 12 Months Following a Change in Control ($)
Severance benefits:
Lump sum payment(1)	987,508	—	1,266,780
Healthcare benefits	24,924	—	37,386
Acceleration of equity awards:
Market value of equity vesting on termination(2)	4,726,644	—	4,726,644
Total Payment	5,739,076	—	6,030,810

(1)

Includes $79,874 of accrued but untaken vacation. In the event of a voluntary termination, termination for cause, non-renewal of his employment agreement or termination due to death or disability effective December 30, 2022, Mr. Neumann would be entitled to accrued vacation of $79,874.

(2)

The value of the acceleration of equity awards is based on the closing price of $52.92 per share on December 30, 2022, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Amounts do not include unvested stock options with exercise prices equal to or greater than $52.92 or any value associated with vested stock options. Information about stock options and other unvested equity awards held by Mr. Neumann is included in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

For purposes of severance payments, “good reason” is defined as the executive resigning after the occurrence of one of the following events without the executive’s written consent:

•	the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position;

•	a reduction by the Company in the executive’s annual base salary of 5% or greater;

•	a material change in the geographic location at which the executive is required to perform services; or

•	material breach by the Company of any material provision of the executive’s employment agreement.

The executive must provide us with written notice within 60 days after the occurrence of a good reason event, and we have 30 days to correct the event after receipt of the notice.

For purposes of severance payments, “cause” is defined as a termination by us after the occurrence of one of the following events:

•	a good faith finding by the Company that the executive has engaged in gross negligence or gross misconduct that is materially injurious to the Company;

•	the executive’s conviction of a felony or crime involving fraud or embezzlement of Company property;

•

the executive’s material breach of the executive’s employment agreement which, if curable, has not been cured by the executive within 60 days after he or she receives written notice from the Company stating with reasonable specificity the nature of the breach;

•	material breach of fiduciary duty; or

•

refusal to follow or implement a clear and reasonable directive of our board of directors as a whole, provided that such directive is ethical and legal and which refusal, if curable, has not been cured by the executive within 60 days after she or he receives written notice from the Company stating with reasonable specificity the nature of such refusal.

For purposes of severance payments, the determination of “disability” will occur when the executive is unable due to a physical or mental condition to perform the essential functions of his or her position with or without reasonable accommodation for 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, or based on the written certification by a licensed physician of the likely continuation of such condition for such period.

For purposes of severance payments, a “change in control” means:

•	a sale, lease or other disposition of all or substantially all of the assets of the Company;

•

a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganization; or

•

any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of the Company’s outstanding voting power is transferred.

Notwithstanding the foregoing, a “change in control” will not be deemed to occur on account of the sale or acquisition of the Company’s capital stock by institutional investors or venture capital firms for the primary purpose of obtaining financing for the Company.

Pay Ratio Disclosure

The following is a reasonable estimate, prepared under SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. To determine our population of employees, we included all employees as of December 31, 2022. We determined our median employee from our employee population by aggregating each employee’s 2022 base salary, annual bonus paid for 2022 performance, stock-based compensation granted in 2022 (based on the grant date fair value) and other payments made in 2022 (including 401(k) employer match and group term life benefits). We annualized the compensation of employees who joined the Company during 2022. The annual total compensation of our median employee (other than the Chief Executive Officer) for 2022 was $214,044. As disclosed in the Summary Compensation Table appearing on page 39, our Chief Executive Officer’s annual total compensation for 2022 was $9,232,857. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 43 to 1. Given the different methodologies that public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies. Neither the compensation committee nor our management used our pay ratio in making compensation decisions.

Pay Versus Performance
The
disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and named executive officer (“NEO”) pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, please see the Compensation Discussion and Analysis section of this proxy statement.
Required Tabular Disclosure of Pay Versus Performance
The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “Compensation Actually Paid” is required by the SEC’s rules and, as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the Compensation Discussion and Analysis section of this proxy statement.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment based on:		Net Income ($ Millions)	One-Year Relative TSR Percentile Rank(4)
					TSR ($)(3)	Peer Group TSR ($)(3)
(a)	(b)	(b)	(d)	(e)	(f)	(g)	(h)	(i)
2022	9,232,857	8,312,295	3,291,059	2,902,747	154.24	113.65	(256)	84th
2021	7,245,943	14,563,602	2,700,382	5,475,909	152.55	126.45	(284)	93rd
2020	5,475,679	5,181,113	2,252,179	569,206	92.68	126.42	(227)	67th

1.	Dr. Sharon Mates was our principal executive officer (“PEO”) for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Michael I. Halstead	Michael I. Halstead	Michael I. Halstead
Lawrence J. Hineline	Lawrence J. Hineline	Lawrence J. Hineline
Mark Neumann	Mark Neumann	Mark Neumann
Suresh Durgam	Suresh Durgam	Suresh Durgam
Andrew Satlin

2.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards and Option Awards” columns are the totals from the “Stock Awards” and “Option Awards” columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2022	9,232,857	(6,999,988)	6,079,426	8,312,295
2021	7,245,943	(4,999,990)	12,317,649	14,563,602
2020	5,475,679	(3,999,992)	3,705,426	5,181,113

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	3,291,059	(2,349,964)	1,961,652	2,902,747
2021	2,700,382	(1,724,976)	4,500,503	5,475,909
2020	2,252,179	(1,499,977)	(182,996)	569,206
The amounts in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total— Inclusion of Equity Values for PEO ($)
2022	6,607,436	153,141	0	(681,151)	0	6,079,426
2021	7,275,274	4,673,231	0	369,144	0	12,317,649
2020	5,498,811	(836,214)	0	(957,171)	0	3,705,426

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total— Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	2,218,186	52,410	0	(308,944)	0	1,961,652
2021	2,509,945	1,816,432	0	174,126	0	4,500,503
2020	1,612,794	(286,679)	0	(506,237)	(1,002,874)	(182,996)

3.
The peer group used for this purpose is the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report to
Shareholders
on Form 10-K for the fiscal year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

4.
SEC rules require us to designate a “Company-Selected Measure” that in our assessment represents the most important financial performance measure used by us to link the Compensation Actually Paid to our PEO and Non-PEO NEOs, for the most recently completed fiscal year, to the Company’s performance. We have selected the percentile rank of the Company’s one-year TSR relative to the one-year TSR of companies in the Nasdaq Biotechnology Index as this measure for 2022. We use three-year relative TSR as a PRSU performance measure to link compensation actually paid to our executives to Company performance. We include one-year relative TSR in this table because (i) this performance measure impacts the three overlapping PRSU performance cycles that are outstanding each year and (ii) the SEC’s guidance precludes using multi-year performance measurement periods for the performance measures in this table. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Required Disclosure of the Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between the Company’s TSR and that of the Nasdaq Biotechnology Index. As noted above, “Compensation Actually Paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

Required Tabular Disclosure of Most Important Measures
The most important performance measures used by the Company to link Compensation Actually Paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see the Compensation Discussion and Analysis section of this proxy statement.
One-Year Relative TSR Percentile Rank
Net Product Revenue
FDA Approval of Lumateperone for the Treatment of Bipolar Depression
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Director Compensation
The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2022 to each of our directors, other than Dr. Mates who does not receive compensation for her service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Joel S. Marcus(3)	68,283	674,972	743,255
Sir Michael Rawlins, M.D., FRCP, FMedSci(4)	58,283	674,972	733,255
Rory Riggs(5)	66,193	674,972	741,165
E. Rene Salas(6)	41,662	674,972	716,634
Robert L. Van Nostrand(7)	99,438	674,972	774,410

(1)
These amounts represent the amount of cash fees that each
non-employee
director elected to receive as fully vested shares of common stock as described below under “—Director Compensation Policy,” except that Mr. Van Nostrand elected to receive $24,126 and Mr. Riggs elected to receive $66,193 of their cash fees as fully vested shares of common stock and the remainder of such fees in cash and Mr. Marcus, Mr. Salas and Sir Michael Rawlins elected to receive all of their fees in cash.

(2)
These amounts represent the aggregate grant date fair value for option awards granted to our directors, computed in accordance with FASB ASC Topic 718. See Note 8 to our audited financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form
10-K
for the year ended December 31, 2022 for details as to the assumptions used to calculate the fair value of the option awards.

(3)	As of December 31, 2022, Mr. Marcus held 36,757 options to purchase shares of our common stock, 20,000 of which were vested.
(4)	Sir Michael passed away in January 2023. As of December 31, 2022, Sir Michael held options to purchase 56,757 shares of our common stock, 40,000 of which were vested.
(5)	As of December 31, 2022, Mr. Riggs held options to purchase 136,757 shares of our common stock, of which options to purchase 120,000 shares were vested.
(6)	As of December 31, 2022, Mr. Salas held options to purchase 36,757 shares of our common stock, none of which were vested.
(7)	As of December 31, 2022, Mr. Van Nostrand held options to purchase 196,757 shares of our common stock, of which options to purchase 150,000 shares were vested.
Director Compensation Policy
In June 2014, our board of directors adopted the
non-employee
director compensation policy, or our director compensation policy, which was amended in March 2016, December 2017, June 2018, February 2020, June 2021, May 2022 and April 2023. The policy is designed to seek to ensure that the compensation aligns our non-employee
directors’ interests with the long-term interests of our stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our non-employee
directors are fairly compensated. Directors who are also our employees, such as Dr. Mates, will not receive additional compensation for their services as directors.
As previously disclosed, on July 8, 2022, a purported shareholder derivative complaint was filed in the Supreme Court for the State of New York against the directors serving on our board of directors and the Company as a nominal defendant alleging breach of fiduciary duty and unjust enrichment alleging that compensation awarded to the director defendants for service on the board of directors was excessive. On March 6, 2023, the parties filed a stipulation of settlement, or the Stipulation. The Stipulation does not require any damages payments or disgorgement by defendants or the Company. The Stipulation provides that, going forward, the board of directors will amend its compensation policies for non-employee
directors, including,

among other things,
by capping annual equity compensation at the 75th percentile of the annual equity grants for a peer group of companies. Subject to the terms and conditions of the Stipulation and final approval of the Court, the Company and/or its insurance carriers have agreed to pay up to $375,000 in attorneys’ fees to plaintiff’s counsel. On April 12, 2023, the court granted preliminary approval of the settlement and set a hearing date of July 17, 2023 to consider final approval of the Stipulation. The amendments to the director compensation policy in April 2023 described below were made to effect the terms of the Stipulation.
Pursuant to our director compensation policy as amended in May 2022, in each year of a non-employee
director’s tenure, the director is granted a
non-qualified
stock option to purchase the number of shares of our common stock having an aggregate grant date fair value of $675,000, valued based on a Black-Scholes valuation method, on the date of our annual meeting of stockholders (or if there has been no annual meeting of stockholders held by the first business day of the third fiscal quarter, each non-employee
director is granted such option on the first business day of the third fiscal quarter of such year). Pursuant to our director compensation policy as amended in April 2023, in each year of a non-employee
director’s tenure, the director is granted (i) a
non-qualified
stock option to purchase the number of shares of our common stock having an aggregate grant date fair value of $675,000, valued based on a Black-Scholes valuation method, (ii) an RSU for the number of shares of our common stock having an aggregate grant date fair value of $675,000, valued based on the closing price of our common stock on The Nasdaq Global Select Market, each year on or about the date of our annual meeting of stockholders, or (iii) a stock option and an RSU which have a combined aggregate grant date fair value of $675,000 calculated as described above, provided that such annual equity grants will be made solely in the form of RSUs no later than the 2027 annual meeting of stockholders, and provided further that such annual equity grants will not exceed the 75th percentile of the total annual equity awards for our peer group, based on the total grant date fair value of the equity awards.
Pursuant to our director compensation policy as amended in May 2022, upon the initial election or appointment to the board of directors, new non-employee
directors are granted a
non-qualified
stock option to purchase the number of shares of our common stock having an aggregate grant date fair value of $1,000,000, valued based on a Black-Scholes valuation method. Pursuant to our director compensation policy as amended in April 2023, on or about the date of the initial election or appointment to the board of directors, new non-employee
directors are granted (i) a
non-qualified
stock option to purchase the number of shares of our common stock having an aggregate grant date fair value of $1,000,000, valued based on a Black-Scholes valuation method, (ii) an RSU for the number of shares of our common stock having an aggregate grant date fair value of $1,000,000, valued based on the closing price of our common stock on The Nasdaq Global Select Market, or (iii) a stock option and an RSU which have a combined aggregate grant date fair value of $1,000,000 calculated as described above, provided
that any such initial
non-employee
director equity grants made on or after January 1, 2027 will be made solely in the form of RSUs, and provided further that such initial non-employee
director equity grants will not exceed 1.75 times the most recent annual equity grant made to our non-employee
directors, based on the total grant date fair value of the equity awards.
Further, pursuant to our director compensation policy as amended in April 2023, we will not grant annual equity awards to non-employee
directors on the same date that we grant annual equity awards to our executive officers, and we will make any final deliberations or voting on the compensation of the non-employee
directors at a different board of directors or committee meeting than any final deliberations or voting on the compensation of our executive officers.
All annual and initial stock option grants to our
non-employee
directors under the director compensation policy fully vest on the one year anniversary of the grant date and fully vest immediately prior to a change of control, as defined in our director compensation policy.

Pursuant to our current director compensation policy, each
non-employee
director is paid an annual retainer of $50,000, or $75,000 in the case of the chairperson or lead independent director, as applicable, for their services. Our committee members receive additional annual retainers as follows:

Committee	Chairman	Member
Audit Committee	$25,000	$12,000
Compensation Committee	20,000	10,000
Nominating and Governance Committee	10,000	5,000
Cash fees payable to our
non-employee
directors are paid quarterly. Upon the initial election or appointment to the board of directors, new non-employee
directors receive a pro rata portion of his or her cash fee for the quarter in which he or she was first elected or appointed. In lieu of all or a portion of the annual cash fees, each non-employee
director may elect to receive fully-vested shares of common stock or a fully-vested non-qualified
stock option under the 2018 Plan for the equivalent value of the cash fees due. The number of shares of fully-vested common stock will be calculated by dividing the cash fees by the fair market value of our common stock as determined under the 2018 Plan on the last business day of the applicable fiscal quarter. The number of shares of common stock underlying the stock option will be calculated by determining the number of shares that is equivalent to the cash fees due as determined using the Black-Scholes value applicable to our stock option grants calculated on the last business day of the applicable fiscal quarter.
We have reimbursed and will continue to reimburse our
non-employee
directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors and in connection with other business related to our board of directors.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	6,041,892	(1)	$26.30	(2)	4,555,598	(3)
Equity compensation plans not approved by security holders	17,903	(4)	16.83	(2)	703,407	(5)
Total	6,059,795		$26.27	(2)	5,259,005

(1)
Consists of options to purchase 55,000 shares of common stock outstanding under the 2003 Equity Incentive Plan, or 2003 Plan, options to purchase 4,713,069 shares of common stock outstanding under the 2018 Plan, and 1,273,823 shares of common stock subject to RSUs outstanding under the 2018 Plan as of December 31, 2022. Does not include up to an additional 55,000 shares reserved under the 2018 Plan solely after the cancellation or expiration of any unexercised stock options outstanding under the 2003 Plan that we assumed in the Merger, subject to adjustment as provided in the plan. The 2003 Plan terminated by its terms in July 2013. As a result of such termination, no additional awards may be granted under the 2003 Plan, but equity awards previously granted under the 2003 Plan will remain outstanding and continue to be governed by the terms of the 2003 Plan.

(2)	Reflects the weighted-average exercise price of options to purchase common stock outstanding at December 31, 2022.
(3)	Consists of 4,555,598 shares of common stock reserved under the 2018 Plan as of December 31, 2022.
(4)
Consists of options to purchase 17,903 shares of common stock outstanding under the 2019 Inducement Award Plan as of December 31, 2022. In December 2019, the Company adopted the 2019 Inducement Award Plan for the grant of equity awards of up to 1,000,000 shares of common stock to newly hired employees under Rule 5635(c)(4) of the Nasdaq Listing Rules.

(5)	Consists of shares of common stock reserved under our 2019 Inducement Award Plan as of December 31, 2022.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market, has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the board of directors, which is available on our website at https://ir.intracellulartherapies.com/corporate-governance. This committee reviews and reassesses its charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2022, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management and Ernst & Young LLP;

•

Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301—Communications with Audit Committees; and

•

Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee and the audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Members of the Audit Committee

Robert L. Van Nostrand, Chair

Rory B. Riggs

E. Rene Salas

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our records reflect that all reports that were required to be filed with the SEC pursuant to Section 16(a) of the Exchange Act with respect to fiscal 2022 were filed on a timely basis, except that one report was filed late with respect to one transaction by Joel S. Marcus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Compensation Discussion and Analysis” and “Executive Officer and Director Compensation,” since January 1, 2022, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our restated certificate of incorporation, as amended, and our restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Lease Agreement

On March 31, 2014, we entered into a long-term lease, which was amended in 2015, with ARE-East River Science Park LLC for 16,753 square feet of useable laboratory and office space located at 430 East 29th Street, New York, New York 10016. In September 2018, we further amended the lease to obtain an additional 15,534 square feet of office space beginning October 1, 2018 and to extend the term of the lease for previously acquired space. The lease, as amended, has a term of 14.3 years ending in May 2029. Joel S. Marcus, one of our directors, is Executive Chairman and Founder of Alexandria Real Estate Equities, Inc., which is the parent company to the landlord under the lease.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction will be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, will approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

PROPOSAL 1:

ELECTION OF ONE CLASS 1 DIRECTOR TO HOLD OFFICE UNTIL THE 2026 ANNUAL MEETING

On April 27, 2023, our board of directors nominated E. Rene Salas for election at the annual meeting. The board of directors currently consists of five members, classified into three classes as follows: (1) E. Rene Salas constitutes a class with a term ending at the 2023 annual meeting; (2) Joel S. Marcus constitutes a class with a term ending at the 2024 annual meeting; and (3) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2025 annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The board of directors has voted to nominate E. Rene Salas for election at the annual meeting for a term of three years to serve until the 2026 annual meeting of stockholders, and until his successor is elected and qualified. The Class 2 director (Joel S. Marcus) and Class 3 directors (Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand) will serve until the annual meetings of stockholders to be held in 2024 and 2025, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of E. Rene Salas as a director. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in the nominee’s place. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted “FOR” each nominee at the annual meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF E. RENE SALAS AS A DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2023. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal years ended December 31, 2022 and 2021. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint Ernst & Young LLP, the audit committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2023.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2022 and 2021, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2022	2021
Audit Fees(1)	$1,388,673	$1,417,554
Audit-Related Fees	—	—
Tax Fees(2)	$987,869	$478,025
All Other Fees	253,811	—
Total	$2,630,353	$1,895,579

(1)

Audit fees consisted of audit work performed in the preparation of financial statements and services in connection with our periodic and current SEC filings and registration statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide.

(2)	Tax fees consist principally of assistance with matters related to federal, state, local and foreign tax consulting, compliance and reporting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm but these fees may include permitted advisory services and license fees associated with an accounting research tool.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 3:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

We are seeking your advisory vote as required by Section 14A of the Exchange Act on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on our compensation committee or our board of directors. However, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe that compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2023 annual meeting of stockholders:

“RESOLVED, that the compensation paid to the named executive officers of Intra-Cellular Therapies, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF ETHICS AND BUSINESS CONDUCT

We have adopted a code of ethics and business conduct that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at https://ir.intracellulartherapies.com/corporate-governance. Disclosure regarding any amendments to, or waivers from, provisions of the code of ethics and business conduct that apply to our directors, principal executive officer or principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2024 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than January 4, 2024. To be considered for presentation at the 2024 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 24, 2024 and no later than March 25, 2024. In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must follow the requirements set forth in Rule 14a-19 as promulgated under the Exchange Act.

Proposals that are not received in a timely manner or in accordance with applicable law will not be voted on at the 2024 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, Intra-Cellular Therapies, Inc., 430 East 29th Street, New York, New York 10016.

New York, New York

April 28, 2023

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/ITCI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ITCI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3 1.Election of Directors01 - Eduardo Rene Salas For Withhold2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. For Against Abstain 3. To approve by an advisory vote the compensation of the Company’s named executive officers, as disclosed in the proxy statement. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X577300 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03T7CB +

The 2023 Annual Meeting of Stockholders of Intra-Cellular Therapies, Inc. will be held on Friday, June 23, 2023 at 10:00 am ET, virtually via the Internet at meetnow.global/MKSPA7Y. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice and Proxy Statement and Annual Report to Shareholders are available at: www.envisionreports.com/ITCI Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ITCI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Intra-Cellular Therapies, Inc. + Notice of 2023 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 23, 2023 Michael I. Halstead and Lawrence J. Hineline (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intra-Cellular Therapies, Inc. to be held on June 23, 2023 virtually via the internet at meetnow.global/MKSPA7Y or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Director Nominees listed in Proposal 1 and FOR Proposals1 and FOR Proposals 2and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.+